Exhibit 10.1

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE TRACON PHARMACEUTICALS, INC. HAS DETERMINED THE INFORMATION (I) IS NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO TRACON PHARMACEUTICALS, INC. IF PUBLICLY DISCLOSED.

COLLABORATIVE DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Collaborative Development and Commercialization Agreement (the “Agreement”) is entered into on October 8, 2021 (the “Effective Date”) between Tracon Pharmaceuticals, Inc., a Delaware corporation, with its principal place of business at 4350 La Jolla Village Drive, Suite 800, San Diego, CA, USA (“Tracon”), Eucure (Beijing) Biopharma Co., Ltd., a company organized and existing under the laws of the People’s Republic of China and having its registered address at 23F, Tower 3, China Central Place, No.77, Jian Guo Road, Chaoyang District, Beijing, China (“Eucure”), and, solely with respect to Section 13.15, Eucure’s controlling Affiliate Biocytogen Pharmaceuticals (Beijing) Co., Ltd., a company organized and existing under the laws of the People’s Republic of China and having its registered address at No.12, Baoshen South Street, Daxing Bio-Medicine Industry Park, 102600 Daxing District, Beijing, China (“Parent”). Eucure and Tracon are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Whereas, Eucure has developed and possesses the rights to a YH001 , and wishes to collaborate with Tracon with respect to the clinical development and commercialization of such monoclonal antibody;

Whereas, Tracon is a biopharmaceutical company engaged in the research, development and future commercialization of pharmaceutical products, including novel targeted therapeutics for oncology applications; and

Whereas, the Parties wish to conduct the development and clinical trials for this antibody, and the Parties agree to share the economic interest in resulting product, all on the terms and conditions set forth herein.

Now Therefore, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Article 1
Definitions

As used in this Agreement, the following initially capitalized terms, whether used in the singular or plural form, shall have the meanings set forth in this Article 1.

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1.1“Accounting Standards” means U.S. generally accepted accounting principles, the People's Republic of China generally accepted accounting principles, or International Financial Reporting Standards, as consistently applied.

1.2 “Affiliate” means, with respect to a Party, any corporation, firm, partnership or other entity, which directly or indirectly controls or is controlled by or is under common control with such Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, by contract or otherwise.

1.3“Agreement” has the meaning set forth in the preamble.

1.4“Antibody” means Eucure’s proprietary YH001 [***], as further described in the Patents listed in Exhibit A.

1.5“Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including Regulatory Approvals) of or from any court, arbitration panel, Regulatory Authority, governmental agency, stock exchange (including the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited, as amended, supplemented or otherwise modified from time to time), or any authority having jurisdiction over or related to subject item or subject person, including GLP, GCP, GMP, the FCPA, Export Control Laws and other laws, in each case as applicable.

1.6“BLA” means a biologics license application for Regulatory Approval of a biologic product.

1.7“Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Applicable Laws to be closed in San Diego, California or Beijing, China.

1.8“Calendar Quarter” means each successive period of three (3) consecutive calendar months ending on March 31, June 30, September 30, or December 31.

1.9“Calendar Year” means each successive period of twelve (12) consecutive calendar months ending on December 31.

1.10“Change of Control” means, with respect to a Party: (a) the sale of all or substantially all of such Party’s (or any of its controlling Affiliates’) assets or business relating to the subject matter of this Agreement; (b) a merger, reorganization or consolidation involving such Party (or a controlling Affiliate thereof) in which the voting securities of such Party (or such controlling Affiliate, as applicable) outstanding immediately prior thereto cease to represent at

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[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

least fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization or consolidation; or (c) the acquisition by a person or entity of more than fifty percent (50%) of the voting equity securities or management control of such Party (or a controlling Affiliate thereof) as a result of a single transaction or a series of related transactions.

1.11“Clinical Supply and Quality Agreement” has the meaning set forth in Section 4.3(a).

1.12“CMO” means a contract manufacturing organization.

1.13“CMO Supply Agreement” means a contract manufacturing and services agreement between Eucure and CMO for the supply of Collaborative Product.

1.14“Collaborative Product” means any pharmaceutical composition or preparation comprising Antibody; provided, however, Collaborative Product excludes (i) compositions comprising bi-specific or multi-specific antibodies targeting both the same target as Antibody and other different target(s); and (ii) co-formulations of Antibody in a fixed dose combination with one or more other active ingredient(s) having an independent therapeutic effect.

1.15“Collaborative Product IP” means any and all intellectual property rights, including Patents, copyrights, trademarks and Know-How, that are (a) Controlled by Eucure or any of its Affiliates as of the Effective Date or at any time during the Term and (b) (i) claim or cover a Collaborative Product, or (ii) are necessary or useful for the Development, manufacture, marketing, promotion, distribution, use, sale, import or other exploitation of a Collaborative Product. For clarity, Collaborative Product IP includes any and all intellectual property rights that are Controlled by Eucure or any of its Affiliates within the Development IP.

1.16“Collaborative Products License” has the meaning set forth in Section 3.1.

1.17“Collaborative Territory” means the United States, Canada, Mexico and each of their dependent territories.

1.18“Commercialize”, “Commercialized” or “Commercialization” means any and all activities effective to market, promote, advertise, sell, offer for sale, have sold or otherwise dispose of, transport, distribute, import or export, branding, preparation for the launch and medical education regarding a Collaborative Product, and interacting with Regulatory Authorities in connection with any of the foregoing after all Regulatory Approvals have been obtained in the applicable country or region.

1.19“Commercially Reasonable Efforts” means, with respect to the efforts to be expended by a Party pertaining to a particular objective, the objective, reasonable, diligent, good faith efforts to accomplish such objective in an active and ongoing program as a similarly situated (with respect to size, stage of development, and assets) biotechnology or pharmaceutical company, as the case may be. Such efforts shall be substantially no less than the efforts and resources commonly used by such Party (or a similarly situated biotechnology or pharmaceutical company

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for pharmaceutical or biological products, as applicable) to accomplish a similar objective under similar circumstances exercising reasonable business judgment, taking into account the following factors to the extent applicable: stage of development, mechanism of action, efficacy and safety issues, characteristics of competitive products in or anticipated to be in the marketplace, process development, scale-up or manufacturing, Third Party intellectual property rights, actual or anticipated Regulatory Authority approved labeling, the nature and extent of market exclusivity (including patent coverage and regulatory exclusivity), cost and likelihood of obtaining Regulatory Approval, and projected or actual economic return; provided that, with respect to Tracon’s obligation to Develop and Commercialize Products, Commercially Reasonable Efforts shall be no less than the efforts expended by Tracon in connection with its other high priority projects. Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis for a particular Collaborative Product, and it is anticipated that the level of effort may be different for different markets, and may change over time, reflecting changes in the status of each such Collaborative Product and the market(s) involved.

1.20“Competing Product” shall mean any monospecific pharmaceutical product other than the Collaborative Product that contains anti-CTLA-4 monoclonal antibody, whether sold alone or in combination with other products. For clarity, Competing Product shall not include (a) bi-specific or multi-specific agents or oncolytic viruses that have multiple targets and are additionally specific to a target other than CTLA-4, or (b) the specific combination therapy comprising the anti-CTLA-4 monoclonal antibody known as ipilimumab (YERVOY®) that is proprietary to Bristol-Myers Squibb and the anti-PD-L1 antibody known as envafolimab that is proprietary to Tracon, for which Tracon is conducting a Phase 2 Study (NCT No. NCT04480502).

1.21“Competing Program” has the meaning set forth in Section 3.7(a).

1.22“Completion” means, with respect to a clinical trial, the locking of the database that contains the data collected from such clinical trial in a manner consistent with industry standards to enable final data analysis and reporting.

1.23“Confidential Information” means, with respect to a Party, all know-how, data and other information of a financial, commercial, business, operational or technical nature of such Party that is: (a) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing or in electronic form; or (b) learned by the other Party pursuant to this Agreement. Notwithstanding anything contained herein to the contrary, (i) the terms of this Agreement shall be deemed to be the Confidential Information of both Parties (and both Parties shall be deemed to be the Receiving Party with respect thereto) and (ii) all Development IP and Development Data shall be deemed to be the Confidential Information of the Party that owns such Development IP and Development Data (and the owning Party shall be deemed to be the Disclosing Party and the non-owning Party shall be deemed to be the Receiving Party with respect thereto).

1.24“Control” or “Controlled” means, with respect to an item of Know-How, Patent or other intellectual property rights, the ability and authority of a Party or its Affiliates, whether

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arising by ownership, possession, or pursuant to a license or sublicense (other than by operation of the license and other rights granted in this Agreement) or a right to acquire (by option or otherwise), to grant licenses, sublicenses, or other rights to the other Party under or to such item of Know-How, Patent or other intellectual property rights as provided for in this Agreement, without breaching the terms of any agreement between such Party and any Third Party.

1.25“Cost of Goods” or “COGS” means the per unit cost for clinical or commercial supply of Collaborative Product as determined by Eucure’s Accounting Standards, as consistently applied. If the Collaborative Product is manufactured by a CMO, the COGS shall be the per unit amount paid to the CMO for the manufacture and supply of the Collaborative Product.

1.26“CTLA-4” means cytotoxic T-lymphocyte-associated protein 4.

1.27“Develop”, “Developed” or “Development” means all activities that relate to the development of a Collaborative Product for use in the Field or that are necessary or useful to obtain or maintain Regulatory Approval for such Collaborative Product, including all non-clinical studies and clinical trials of such Collaborative Product, technology transfer, manufacture process development and manufacture (with respect to Eucure only; for clarity, Development activities conducted by Tracon shall not include any manufacture process development or manufacture activity), labelling, packaging and distribution of such Collaborative Product for use in clinical trials (including placebos and comparators), statistical analyses, and the preparation and submission of regulatory materials and other regulatory activities related to such Collaborative Product.

1.28“Development Activities” means all Development activities performed by or on behalf of either or both Parties pursuant to this Agreement.

1.29“Development Costs” means all costs incurred by or on behalf of either Party or its Affiliates that are reasonably allocable in accordance with such Parties’ Accounting Standard, as consistently applied, to the Development of a Collaborative Product in the Field in the Collaborative Territory as delineated herein, which for clarity may include costs for conducting clinical trials in the United Kingdom and European Union as determined by the JSC.

1.30“Development Data” means all data generated by or on behalf of Tracon or its Affiliates in the course of, and as a result of, the performance of the Development Activities and directly relating to the Development of a Collaborative Product in the Field in the Collaborative Territory, including data related to all non-clinical studies and clinical trials of such Collaborative Product, which for clarity may include data from clinical trials in the United Kingdom and European Union as determined by the JSC, technology transfer, manufacture process development, manufacture and distribution of such Collaborative Product for use in clinical trials (including placebos and comparators), statistical analyses, and the preparation and submission of regulatory materials and other regulatory activities related to such Collaborative Product.

1.31“Development IP” means any and all inventions, other than Development Data, that are specific to Collaborative Product or its use and are generated in connection with the

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Development of the Collaborative Product in the Field in the Collaborative Territory by or on behalf of Tracon or its Affiliates during the Term, and any and all intellectual property rights therein (including Patents, copyrights, trademarks and Know-How).

1.32“Development Plan” has the meaning set forth in Section 4.1.

1.33“Disclosing Party” has the meaning set forth in Section 9.1.

1.34“Divest” or “Divestiture” means, with respect to a Competing Program, the sale or transfer of rights to such Competing Program, including all technology, intellectual property, and other assets relating solely thereto, by a Party or its Affiliate to a Third Party in an arm’s-length transaction, such that neither such Party nor any of its Affiliates has any right or obligation to engage in any Development, Commercialization, management, governance or decision-making activities in connection with such Competing Program.

1.35“Effective Date” has the meaning set forth in the preamble.

1.36“Eucure” has the meaning set forth in the preamble.

1.37“Eucure Combination Therapy” means a combination therapy comprising the administration of two products: (a) a Collaborative Product for intravenous or subcutaneous administration and (b) an other product (other than a Collaborative Product) comprising at least one (1) other compound, molecule, product or product candidate (that is not the Antibody) consisting of one or more of Eucure’s proprietary pipeline compounds, and any other necessary treatment agents.

1.38“Eucure Indemnitees” has the meaning set forth in Section 8.1.

1.39“Eucure BLA Submission” has the meaning set forth in Section 3.6(c).

1.40“Eucure Study Report” has the meaning set forth in Section 3.6(c).

1.41“Eucure Territory” means all territories of the world other than the Collaborative Territory.

1.42“European Union” means the economic, scientific and political organization of European Union member states as it may be constituted from time to time, specifically including any territory that was a European Union member state as of the Effective Date, whether or not such territory is a participating member as of the applicable time.

1.43“Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50

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U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986 (as amended).

1.44“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended.

1.45“FDA” means the U.S. Food and Drug Administration, or any successor Regulatory Authority thereto in the U.S. having substantially the same function.

1.46“Field” means human therapeutic applications of the Collaborative Product administered by intravenous or subcutaneous means for (a) sarcoma, (b) microsatellite stable colorectal cancer (“mssCRC”), (c) renal cell carcinoma (“RCC”), and (d) K-ras positive non-small cell lung cancer (“K-ras NSCLC”), subject to any substitution or addition of Indications pursuant to Section 3.6 or otherwise mutually agreed upon by the Parties; provided, however, in the event that Tracon exercises the Tracon Option, the Field shall thereafter be the Development and Commercialization of all human and veterinary therapeutic applications of the Collaborative Product administered by intravenous or subcutaneous means for all Indications.

1.47“First Commercial Sale” means the first sale by Tracon or its Affiliate for value for end use or consumption of such Collaborative Product in a country in the Collaborative Territory after the governing Regulatory Authority of such country has granted Regulatory Approval of such Collaborative Product. For clarity, any sale of a Collaborative Product prior to receipt of Regulatory Approval, such as compassionate use, named patient use, clinical trial purposes or other similar uses will not constitute a First Commercial Sale.

1.48“GLP” means the Good Laboratory Practices standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58, and comparable regulatory standards promulgated by NMPA or other Regulatory Authority applicable to the Collaborative Territory, as may be updated from time to time, including applicable quality guidelines promulgated under the ICH..

1.49“GCP” means the Good Clinical Practices officially published by the Medicinal Health Regulatory Authority, European Medicines Agency (and any successor agency), the FDA and the ICH that may be in effect from time to time and are applicable to the Development of Collaborative Product.

1.50“GMP” means those laws and regulations applicable in the U.S., United Kingdom, and European Union, relating to the manufacture of medicinal products for human use, including, without limitation, current good manufacturing practices as specified in the ICH guidelines, including without limitation, ICH Q7A “ICH Good Manufacturing Practice Guide for Active Pharmaceutical Ingredients”, US Federal Food Drug and Cosmetic Act at 21 C.F.R. (Chapters 210, 211, 600 and 610) and the Guide to Good Manufacturing Practices for Medicinal Products as promulgated under European Directive 91/356/EEC that may be in effect from time to time and are applicable to the Development or manufacture of Collaborative Product.

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1.51“HKEx” means the Stock Exchange of Hong Kong Limited.

1.52“ICC” has the meaning set forth in Section 12.3(a).

1.53“ICH” means the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

1.54“IND” means an investigational new drug application, clinical trial application, clinical trial exemption, or similar application or submission filed with or submitted to a Regulatory Authority in a jurisdiction that is necessary to commence human clinical trials in such jurisdiction, including any such application filed with the FDA pursuant to 21 C.F.R. Part 312.

1.55“Indication” means a separate and distinct disease, disorder or condition: (a) which the Collaborative Product is intended to treat or prevent, as evidenced by the protocol for a clinical trial of the Collaborative Product or by the proposed Collaborative Product labeling in a Regulatory Approval application filed with a Regulatory Authority for the Collaborative Product, or (b) which is contained in the Collaborative Product’s labeling approved by a Regulatory Authority as part of the Regulatory Approval for the Collaborative Product. The Parties agree that: (i) any genetically defined cancer (e.g., where an explicit genetic mutation is the basis for enrollment in a clinical trial) is a separate Indication from other cancers lacking such genetic characteristic; (ii) the treatment or prevention of the same disease, disorder or condition in different populations (e.g., adult and pediatric or treatment of naïve and relapsed/refractory) shall not be treated as separate Indications; and (iii) with respect to any cancer type, the treatment of different stages within such cancer type based on the size or extent of the primary tumor and whether or not cancer has spread in the body (e.g., different stages in the TNM cancer staging system) shall not be treated as separate Indications.

1.56“Infringement” has the meaning set forth in Section 10.4.

1.57“Initiate” or “Initiation” means, with respect to a clinical trial, the first dosing in the first patient in such clinical trial.

1.58“Joint Development Committee” or “JDC” has the meaning set forth in Section 2.2(a).

1.59“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1(a).

1.60“Know-How” means tangible and intangible information, techniques, technology, practices, trade secrets, inventions (whether patentable or not), processes, formulations, compounds, products, biological materials, cell lines (it being understood that any rights to use “Know-How” include the rights to use such cell lines), samples of assay components, media, designs, formulas, ideas, programs, software models, algorithms, developments, experimental works, protocols, methods, knowledge, know-how, skill, experience, test data and results (including pharmacological, toxicological and non-clinical and clinical data and results),

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compilations of data, other works of analytical and quality control data, results, descriptions, compositions of matter, regulatory submissions, minutes, correspondence and strategy.

1.61“Losses” has the meaning set forth in Section 8.1.

1.62“Net Sales” shall mean the gross amounts invoiced for sales or other dispositions of a Collaborative Product by Tracon or any of its Affiliates (each, a “Selling Party”) to Third Parties, less deductions actually incurred, allowed, paid, accrued or otherwise reasonably allocated to such Collaborative Product by the Selling Party in accordance with the Selling Party’s Accounting Standards, as consistently applied, for:

(a)trade, cash and quantity discounts or rebates actually allowed or taken;

(b)credits or allowances given or made for rejection of or return of previously sold Collaborative Products or for retroactive price reductions and billing errors or for stocking allowances;

(c)governmental and other rebates (or credits or other equivalents thereof) granted to managed health care organizations, commercial insurance companies, pharmacy benefit managers (or equivalents thereof), distributors, national, state/provincial, local, and other governments, their agencies and purchasers, and reimbursors, or to trade customers;

(d)costs of freight, insurance, and other transportation charges directly related to the distribution of Collaborative Products, to the extent included in gross invoiced sales prices; and

(e)taxes, duties or other governmental charges (including any tax such as a value added or similar tax or government charge other than an income tax) levied on or measured by the billing amount for Collaborative Products, as adjusted for rebates and refunds.

In no event shall any particular amount, identified above, be deducted more than once in calculating Net Sales (i.e., no “double counting” of reductions). Sales of a Collaborative Product between a Party and its Affiliates for resale shall be excluded from the computation of Net Sales, provided that the subsequent resale of such Collaborative Product to a Third Party are included in the computation of Net Sales. Sale, disposal or use of such Collaborative Product for development or charitable purposes, such as clinical trials, compassionate use, named patient use, or indigent patient programs, without consideration, shall not be deemed a sale hereunder.

1.63“Parent” has the meaning set forth in the preamble.

1.64“Party” or “Parties” has the meaning set forth in the preamble.

1.65“Patents” means (a) patents, re-examinations, reissues, renewals, extensions and term restorations, and foreign counterparts of any of the foregoing, (b) pending applications for patents, including provisional applications, continuations, continuations-in-part, requests for

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continued examination, divisional and substitute applications, including inventors’ certificates of any of the foregoing, and (c) foreign counterparts of any of the foregoing.

1.66“Phase 1 Study” means a human clinical trial in the U.S. that would satisfy the requirements for a Phase 1 study as defined in 21 CFR § 312.21(a) (or any amended or successor regulations), or its substantial equivalence if such clinical trial is conducted outside the U.S.

1.67“Phase 2 Study” means a human clinical trial in the U.S. that would satisfy the requirements for a Phase 2 study as defined in 21 CFR § 312.21(b) (or any amended or successor regulations), or its substantial equivalence if such clinical trial is conducted outside the U.S.

1.68“Phase 3 Study” means a human clinical trial in the U.S. that would satisfy the requirements for a Phase 3 study as defined in 21 CFR § 312.21(c) (or any amended or successor regulations), or its substantial equivalence if such clinical trial is conducted outside the U.S.

1.69“Pivotal Trial” means: (a) a Phase 3 Study; or (b) any other human clinical trial that the applicable Regulatory Authority has agreed, whether before first dosing of the first patient in such trial (e.g., pursuant to a special protocol assessment agreement with the FDA) or after first dosing of the first patient in such trial (e.g., based on an interim data analysis), is sufficient to form the primary basis of an efficacy claim in an application for Regulatory Approval, regardless of whether the sponsor of such trial characterizes or refers to such trial as a “Phase 3,” “Phase 2b” or “Phase 2b/3” trial (or otherwise) in the applicable protocol, on clinicaltrials.gov, or in any other context. If a human clinical trial does not constitute a Pivotal Trial at the time of first dosing of the first patient in such trial, but is later determined by the applicable Regulatory Authority to be sufficient to form the primary basis of an efficacy claim in an application for Regulatory Approval, then, for purposes of this Agreement, “Initiation” of such Pivotal Trial shall be deemed to have occurred on the date of such determination by the applicable Regulatory Authority.

1.70“Quality Agreement” has the meaning set forth in Section 4.3(b).

1.71“Receiving Party” has the meaning set forth in Section 9.1.

1.72“Regulatory Approval” means, with respect to a particular country or regulatory jurisdiction, all approvals (including any legally required pricing approvals) that are necessary for the commercial sale of a Collaborative Product in such country or regulatory jurisdiction.

1.73“Regulatory Authority” means any country, federal, supranational, state or local regulatory agency, department, bureau or other governmental or regulatory authority having the administrative authority to regulate the development or marketing of pharmaceutical products in any country or other jurisdiction, including the FDA.

1.74“Representatives” has the meaning set forth in Section 9.1.

1.75“Royalty Term” has the meaning set forth in Section 6.1(d).

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1.76“SDEA” has the meaning set forth in Section 4.5(a).

1.77“SEC” has the meaning set forth in Section 9.3(b).

1.78“SFC” means Securities and Futures Commission of Hong Kong.

1.79“Successful Launch Milestone” has the meaning set forth in Section 6.1(c).

1.80“Term” has the meaning set forth in Section 11.1.

1.81“Third Party” means any person or entity other than a Party or an Affiliate of a Party.

1.82“Third Party Claim” has the meaning set forth in Section 8.1.

1.83“Tracon” has the meaning set forth in the preamble.

1.84“Tracon Delay” shall mean a delay in performance of any Development activity by or on behalf of Tracon that is subject to Tracon’s sole decision-making authority and control in violation of the terms and conditions of this Agreement. For clarity, the decision by the JSC to postpone or not to Initiate a clinical trial proposed in the Development Plan due to a change in the competitive landscape will not constitute a Tracon Delay.

1.85“Tracon Indemnitees” has the meaning set forth in Section 8.2.

1.86“Tracon IP” means any and all intellectual property rights, including Patents, copyrights, trademarks and Know-How that are (a) Controlled by Tracon or any of its Affiliates before the Effective Date, (b) developed or acquired by Tracon or any of its Affiliates independent of its performance of the Development Activities, and are not related to Collaborative Product.

1.87“Tracon Option” has the meaning set forth in Section 3.6(c).

1.88“U.S.” shall mean the United States of America and its territories and possessions.

1.89“Wind-Down Activities” has the meaning set forth in Section 11.5(c)(iv).

Article 2
Governance

2.1Joint Steering Committee.

(a)Establishment. The Parties hereby establish a joint steering committee (the “Joint Steering Committee” or the “JSC”) to oversee and coordinate the Development Activities and Commercialization of the Collaborative Products in the Collaborative Territory, and to encourage and facilitate the ongoing cooperation and communication between the Parties regarding matters related to such activities.

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(b)Membership. The JSC shall consist of six (6) members total, with three (3) appointed by Eucure and three (3) appointed by Tracon, each of whom shall have appropriate technical credentials, experience, knowledge, and authority within such Party’s organization. Within [***] following the Effective Date, each Party shall designate its initial members to serve on the JSC. Each Party may replace its representatives on the JSC by written notice to the other Party. The Parties shall alternate, on a meeting by meeting basis, in appointing one (1) of their representatives on the JSC to act as the chairperson of the JSC for the meeting. The chairperson shall prepare and circulate agendas prior to each JSC meeting and subsequently, promptly provide to the Parties reasonably detailed drafts of the minutes of each such meeting. The Parties shall promptly discuss any comments on such minutes and finalize the minutes no later than [***] prior to the date of the next JSC meeting. The JSC members of each Party shall, where practical to do so, supply to the JSC members of the other Party copies of materials to be presented at a meeting at least [***] hours in advance of such meeting.

(c)Responsibilities. In particular, the JSC shall:

(i)Review and approve the Development Plan for Development of Collaborative Product in the Field in the Collaborative Territory, and semi-annual updates to such Development Plan, including either Party’s proposal to substitute or add Indications to be pursued within the Field under the Development Plan pursuant to Section 3.6 and Section 4.1(b);

(ii)Monitor progress of the Development Plan for the Development of Collaborative Product in the Field in the Collaborative Territory, review relevant Development Data and timely share information on progress of such Development with the Parties;

(iii)Review and approve the selection of the CMO for Collaborative Product, if applicable, and monitor the establishment, qualification, compliance, and maintenance of the manufacturing facilities and processes for purposes of pre-clinical (if applicable), clinical, and commercial supply of Collaborative Product; provided that the Parties agree that Mabplex International Ltd. is approved as the CMO as of the Effective Date;

(iv)Review and approve proposals by Tracon for the conduct of clinical trials of a Collaborative Product in the Field at clinical sites in the Collaborative Territory;

(v)Review the Development Plan for Development of Collaborative Product in the Field in the Collaborative Territory, and coordinate the Parties’ activities with respect to the Commercialization of Collaborative Products in the Field in the Collaborative Territory;

(vi)Review and approve proposals by Tracon to expand the Field to include additional Indications pursuant to Section 3.6;

(vii)Review and approve proposals by Eucure for additional clinical trials involving Collaborative Product beyond those in the then current Development Plan pursuant to Section 4.1(b);

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(viii)Serve as a forum for the discussion of any safety, scientific or technical concerns regarding the Development, manufacture or Commercialization of Collaborative Products;

(ix)Review quarterly reports provided by Tracon with respect to the planning for and progress of Commercialization activities for Collaborative Products in the Collaborative Territory pursuant to Section 5.1;

(x)Delegate any functions of the JSC to the JDC pursuant to the consensus of the JSC; and

(xi)Perform such other appropriate activities and functions and making such other appropriate decisions as agreed by the Parties in writing.

(d)JSC Meetings. The JSC shall hold meetings at such times as it elects to do so, but in no event shall such meetings be held less frequently than once every quarter. Meetings of the JSC may be held in person, or by audio or video teleconference, provided that meetings shall be in person only be mutual agreement of the Parties. JSC meetings shall be chaired by a JSC representative of the Parties on an alternating basis and, if in-person, held at locations selected on an alternating basis by the Parties, with the first in-person JSC meeting to be chaired by a Eucure representative and held at a location to be selected by Eucure. In person meetings shall provide the opportunity for some, but not all, of a Party’s members to attend remotely by audio or video teleconference. Each Party shall be responsible for all of its own expenses in connection with participating in the JSC meetings. Each Party may from time to time invite a reasonable number of its representatives, who are not members of the JSC, to attend meetings in a non-voting capacity; provided that such participants are bound by confidentiality and non-use obligations consistent with the terms of this Agreement; and provided further that each Party shall provide reasonable prior written notice to the other Party if it has invited any Third Party (including any consultant) to attend such a meeting and the attendance of such Third Party shall be subject to the consent of the other Party.

(e)Decision-Making.

(i)All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote. No vote of the JSC may be taken unless at least one of each Party’s representatives is present for the vote. Each Party shall be responsible for ensuring that, at all times, its representatives on the JSC act reasonably and in good faith in carrying out their respective responsibilities hereunder.

(ii)If the JSC cannot reach consensus with regard to any matter within its authority within [***] after such matter has been brought to the JSC’s attention, such matter shall be referred to the Chief Executive Officer of each Party, who shall promptly meet and attempt in good faith to resolve such issue within [***] from the date upon which such matter is referred to them. In the event that such Chief Executive Officers are unable to resolve such issue within [***] of the issue being referred to them, then (i) with respect to all matters solely relating to Development and Commercialization of the Collaborative Product in the Field in the Collaborative

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Territory, Tracon shall have the deciding vote; (ii) with respect to all matters solely relating to manufacture of the Collaborative Product, Eucure shall have the deciding vote; and (iii) with respect to all other matters properly before the JSC and not reserved for consensus of the Parties, Eucure shall have the deciding vote; provided, however, that, in each case (i)-(iii), (A) Tracon may not use such deciding vote to (x) disadvantage the Development and Commercialization of Collaborative Product in the Eucure Territory in comparison with its development and commercialization in the Field in the Collaborative Territory, (y) determine whether or not to approve the substitution or addition of an Indication pursuant to Section 3.6, or (z) determine whether or not a Tracon Delay has occurred under Section 4.1(d); and (B) Eucure may not use such deciding vote to disadvantage the Development and Commercialization of Collaborative Product in the Field in the Collaborative Territory in comparison with its development and commercialization by Eucure in the Eucure Territory. In all cases where a Party exercises its right to cast a deciding vote to resolve an impasse before the JSC, such Party shall give good faith consideration to the other Party’s position, and make reasonable efforts to take such Party’s position into account, in making such decision.

(f)Limitations of JSC Authority. The JSC shall only have the powers expressly assigned to it in this Article 2 and elsewhere in this Agreement, and shall not have the authority to: (i) modify or amend the terms and conditions of this Agreement; or (ii) decide any such issue in a manner that would conflict with the express terms and conditions of this Agreement.

2.2Joint Development Committee.

(a)General. Within [***] of the Effective Date, the Parties shall establish a joint development committee (the “Joint Development Committee” or the “JDC”) to oversee (i) the execution of the Development Plan, (ii) the progress towards obtaining Regulatory Approvals for the Collaborative Product, (iii) the sharing of information regarding proposed clinical trial sites in the Collaborative Territory, and (iv) such other Development related activities delegated to it by the JSC. Each Party shall appoint three (3) representatives to the JDC, each of whom shall be an officer or employee of the applicable Party having sufficient knowledge regarding Development of the Collaborative Products.

(b)Meetings. While the Parties are developing and conducting Clinical Trials for Collaborative Product in the Collaborative Territory, the JDC shall meet at least once per Calendar Quarter. The Parties shall endeavor to schedule meetings of the JDC at least [***] in advance.

(c) Decisions. All decisions of the JDC on matters for which it has responsibility shall be made unanimously, with each Party’s representatives on the JDC collectively having one vote. In the event that the JDC is unable to reach a unanimous decision within [***] after it has met and attempted to reach such decision, then either Party may, by written notice to the other Party, have such issue submitted to the JSC for resolution in accordance with Section 2.1(e).

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LICENSE GRANT

3.1License Grant to Tracon. Subject to the terms and conditions of this Agreement, Eucure hereby grants an exclusive (even with respect to Eucure and its Affiliates), nontransferable, license to Tracon under the Collaborative Product IP and its rights in the Development IP for the Development and Commercialization of the Collaborative Products in the Field in the Collaborative Territory (the “Collaborative Products License”). The Collaborative Products License shall include a non-exclusive right to have the Collaborative Product manufactured and supplied pursuant to Sections 4.3 and 5.2, but Tracon shall not itself have the right to manufacture Collaborative Product.  For clarity, the licenses granted to Tracon under this Section 3.1 shall not include any rights to any molecule, other than the Antibody, that is proprietary to Eucure, its Affiliates or its (sub)licensees.

3.2Sublicensing Rights. The Collaborative Products License shall not be sublicensable by Tracon except with the prior written consent of Eucure, in Eucure’s sole discretion. In the event the Parties agree to an arrangement whereby Tracon sub-licenses any rights under the Collaborative Products License to a Third Party Licensee in the Field in the Collaborative Territory, the Parties shall use good faith efforts to negotiate the sharing of all proceeds from such sublicense grant, on the basis of each Party’s investment in the discovery and Development of Collaborative Product.

3.3License Grant to Eucure. Tracon hereby grants to Eucure an irrevocable, perpetual, royalty-free, exclusive license, with the right to grant sublicenses, under its rights in all Development Data and Development IP to develop, register, sell, offer to sell, have sold, market and distribute the Collaborative Product in the Eucure Territory or outside the Field in the Collaborative Territory (provided that in the event that the scope of the Field changes, the scope of this license outside the Field shall adjust accordingly), and to make and have made the Collaborative Product anywhere in the world. Upon any expiration or termination of the Agreement (other than by Tracon pursuant to Section 11.2 or Section 11.4), Tracon shall grant Eucure an irrevocable, perpetual, royalty-free, non-exclusive license with the right to grant sublicenses under its rights in all Development Data and Development IP to develop, register, sell, offer to sell, have sold, market and distribute the Collaborative Product in the Collaborative Territory.

3.4No Implied Licenses; Negative Covenants; Retained Rights. Except as expressly provided in this Agreement, neither Party shall be deemed to have granted to the other Party (by implication, estoppel or otherwise) any right, title, license or other interest in or with respect to any intellectual property rights or other information owned by or licensed to such Party or its Affiliates. Eucure hereby covenants that, during the Term, it and its Affiliates shall not engage in (or permit a Third Party to engage in) the Development or Commercialization of a Collaborative Product in the Field in the Collaborative Territory, except the Parties hereby agree as follows: (a) Eucure shall have the right to Develop any Eucure Combination Therapy in the Field in the Collaborative Territory; (b) Eucure shall have the right to Commercialize in the Collaborative Territory any component of the Eucure Combination Therapy other than Collaborative Product, and (c) Eucure shall have the right to conduct clinical trials of Collaborative Product in the Field in the Collaborative Territory as permitted under Section 4.1(b). Notwithstanding the exclusive

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license granted by Eucure to Tracon under Section 3.1, Eucure retains the rights under the Collaborative Product IP to directly or indirectly perform its obligations under this Agreement. For clarity, Eucure retains all rights under the Collaborative Product IP outside the scope of the licenses granted to Tracon under Section 3.1. Tracon hereby covenants that it shall not, nor shall it cause or permit any Affiliate or sublicensee to, use or practice, directly or indirectly, any Collaborative Product IP for any purposes other than those expressly permitted by this Agreement.

3.5Tracon’s Rights to Develop in the United Kingdom and European Union. Tracon may from time to time request for the rights to the conduct of a clinical trial in the United Kingdom and European Union for the sole purpose of supporting the Development of Collaborative Products in the Field in the Collaborative Territory. Upon Eucure’s receipt of such proposal, the Parties will engage in good faith discussion of such request. Subject to Eucure’s grant of its written consent, which Eucure may withhold in its sole discretion, Tracon shall be permitted to Develop Collaborative Product in the United Kingdom and European Union solely through the conduct of such requested trial. Absent written consent from Eucure, Tracon shall have no right to conduct Development of Collaborative Product in the Eucure Territory. For clarity, the Collaborative Products License shall not include the right to Commercialize or seek Regulatory Approval of Collaborative Products in the Eucure Territory.

3.6Modification or Expansion of Field.

(a)Modification. So long as Tracon is in compliance with and has not breached any of the terms under this Agreement (including without limitations its diligence obligations pursuant to Section 4.1(d)), Tracon shall have the right to propose to substitute an existing Indication in the Field with a new Indication with notice to the JSC and an explanation of Tracon’s view of its assessment of the relevant clinical and commercial competitive landscape for such proposed substitute Indication. Upon the approval in writing by Eucure, in its sole discretion, of such proposal by Tracon, the Field shall include such substitute Indication and the replaced Indication shall no longer be part of the Field. Notwithstanding the foregoing, Eucure agrees that the potential Indications listed in Schedule 3.6(a) are pre-approved by Eucure for substitution as an Indication in the Field under this Section 3.6.  In connection with any permitted substitution of Indications in the Field, Tracon shall amend the Development Plan to implement such change.

(b)Expansion. Tracon may propose to the JSC to expand the Field to include additional Indications (beyond the Indications as of the Effective Date or any substitutes as permitted in Section 3.6(a)), including proposed amendments to the Development Plan to support such additional Indications. The JSC shall review and determine whether or not to approve such proposal, provided that Eucure’s JSC representatives shall not unreasonably withhold such approval, and upon such approval, the Field shall be amended to reflect such addition of Indications.

(c)Tracon Option. Eucure shall promptly notify Tracon (x) upon the completion (delivery of the final study report) of Eucure’s multiregional clinical trial (“MRCT”) Phase 2 Study of YH001 and toripalimab to treat non-small cell lung cancer (NSCLC) and HCC (Hepatocellular carcinoma) (the “Eucure Study Report”), (y) of any plans of Eucure, its Affiliates, its sublicensees or permittees for the submission of a BLA in the U.S. with respect to Collaborative Product and/or Eucure Combination Therapy (a “Eucure BLA Submission”) [***]

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prior to such submission, and (z) the occurrence of any such Eucure BLA Submission. Subject to Eucure’s prior written approval (which shall be given in writing or deemed denied within [***] of written notice of Tracon’s intent to exercise the option), Tracon shall have the option, exercisable upon written notice to Eucure at any time during the period commencing on the [***] anniversary of the Effective Date and ending [***] after the earlier of (i) delivery to Tracon of the Eucure Study Report, or (ii) Eucure’s notice to Tracon of a Eucure BLA Submission, to expand the Field to include the Development and Commercialization of all human and veterinary therapeutic applications of the Collaborative Product administered by intravenous or subcutaneous means for all Indications (the “Tracon Option”) effective upon Tracon’s payment to Eucure of an option exercise fee of [***] dollars ($[***]), which payment shall be made concurrently with the delivery of the option exercise notice.  If Tracon exercises the Tracon Option before the delivery of the Eucure Study Report, Eucure nonetheless shall retain the right to complete the corresponding MRCT Phase 2 Study at the clinical sites in the Collaborative Territory and shall deliver the Eucure Study Report to Tracon upon its completion.

3.7Exclusivity.

(a)Subject to Section 3.4(a) during the Term, each Party shall not, and shall cause its Affiliates not to, directly or indirectly, (i) Develop, manufacture or Commercialize, or (ii) authorize (by license or otherwise) any Third Party to Develop, manufacture or Commercialize, any Competing Product in the Field in the Collaborative Territory (a “Competing Program”). For clarity, it shall not be a violation of the requirements of this Section 3.7 for a Party to Develop, manufacture or Commercialize a product other than an anti-CTLA-4 antibody where the label for such product directs that it be co-administered with a Third Party’s commercially available Competing Product, so long as such Party does not package such Competing Product with such product or otherwise Commercialize such Competing Product.

(b)In the event of (i) a Third Party becomes an Affiliate of such Party as a result of a transaction that does not result in a Change of Control of such Party, and (ii) as of the closing date of such transaction, such Third Party is engaged in the conduct of a Competing Program, then, within [***] after such closing date, such Affiliate shall either: (A) Divest the Competing Program to a Third Party, or (B) discontinue the Competing Program. Prior to such Divestiture or discontinuation during such [***] period, such Affiliate may conduct Competing Program activities without breaching the obligations of Section (a); provided that (x) such activities are conducted independently of the activities pursuant to this Agreement and do not use any Collaborative Product IP, Development Data, Development IP or Tracon IP, and (y) such Party shall, and shall cause its Affiliates to, (A) segregate such Competing Program from the Development, manufacture, Commercialization and other exploitation of Collaborative Product under this Agreement, and (B) establish reasonable firewalls to prevent disclosure of non-public plans or non-public information relating to the Collaborative Product or any Confidential Information of the other Party to any personnel of such Party or its Affiliates who are conducting the Competing Program.

(c)In the event that (i) a Third Party becomes an Affiliate of such Party as a result of a Change of Control of such Party, and (ii) as of the closing date of such Change of Control, such Third Party is engaged in the conduct of a Competing Program, then such new Affiliate may continue to conduct such Competing Program activities without breaching the

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obligations of Section 3.7(a); provided that (x) such activities are conducted independently of the activities pursuant to this Agreement and do not use any Collaborative Product IP, Development Data, Development IP or Tracon IP, and (y) such Party shall, and shall cause its Affiliates to, (A) segregate such Competing Program from the Development, manufacture, Commercialization and other exploitation of Collaborative Products under this Agreement, and (B) establish reasonable firewalls to prevent disclosure of non-public plans or non-public information relating to the Collaborative Product or any Confidential Information of the other Party to any personnel of such Party or its Affiliates who are conducting the Competing Program.

Article 4
Development; REGULATORY

4.1Development in the Collaborative Territory.

(a)Overview; Development Plan. As between the Parties and subject to Eucure’s fulfillment of its obligations under Section 4.1(c) and Section 4.3, Tracon shall be solely responsible for Development of the Collaborative Product in the Field in the Collaborative Territory, at its sole cost and expense in accordance with a detailed written plan attached hereto as Schedule 4.1(a) (the “Development Plan”); provided, further, notwithstanding anything herein to the contrary Tracon shall not be obligated to commence a clinical trial of Collaborative Product unless the supply for the completion of such clinical trial has been delivered to Tracon or the necessary quantity has been manufactured and allocated for delivery to Tracon. The Development Plan (including any amendments or updates thereto) shall include a reasonably detailed plan setting forth the Development activities to be conducted by or on behalf of Tracon in support of obtaining Regulatory Approval for the Collaborative Product for each of the Indications in the Field in the Collaborative Territory, and shall at a minimum include the following information: (i) tumor type and stage of therapy; (ii) single agent and combinations dosed, control arms, and randomization; (iii) proposed dose and dosing intervals, including dose modifications and therapy for adverse events (including immune related adverse events); (iv) estimated number of patients (in each arm); (v) inclusion and exclusion criteria, such as age, labs, co-morbidities, or previous therapies; (vi) primary and secondary endpoints, including a brief description of how such endpoints will be measured and evaluated; and (vii) the clinical trials to be conducted during the time period covered by such plan, and a budget and a timeline for such clinical trials. The JSC shall review each Development Plan and updates as appropriate no less than once per Calendar Quarter, and the JDC shall oversee and facilitate cooperation and information transfer between the Parties in conducting the activities set forth in the Development Plan.

(b)Eucure Proposals for Additional Clinical Trials. During the Term, Eucure may propose to the JSC that certain additional clinical trials for Collaborative Product for intravenous or subcutaneous administration and involving either Indications or combinations not then included in the Development Plan be pursued under this Agreement. If the JSC approves such proposal, the JSC shall amend the Development Plan (and, if necessary, the Field pursuant to Section 3.6) to include Development of Collaborative Product with respect to such Indications, combinations and proposed clinical trials. If the JSC declines to approve a proposal for additional clinical trials by Eucure pursuant to this Section 4.1(b) for reasons other than reasonable concerns for patient safety, Eucure shall have the right to pursue such proposed clinical trial for Collaborative Product in the Collaborative Territory at its expense; provided that Eucure shall keep

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the JSC reasonably informed at each JSC meeting of its plans for, progress of, and the results of such clinical trials.

(c)Technology Transfer; Assistance. Promptly following the Effective Date, Eucure shall provide to the JSC and Tracon, at Eucure’s expense, any information Controlled by Eucure that is necessary or reasonably useful for the Development and Commercialization of Collaborative Product in the Field in the Collaborative Territory (including without limitation all INDs filed anywhere in the world with respect to Collaborative Product, all human clinical trial results related to Collaborative Product’s effectiveness in the Field or safety, and all existing IND-enabling final reports and all CMC information that is (x) needed to file a BLA for the Collaborative Product in the Field in the Collaborative Territory and (y) Controlled by Eucure or a Third Party contracted by Eucure), pursuant to a technology transfer plan mutually agreed by the Parties. All information will be provided in English. Eucure shall permit Tracon a right to reference any IND or BLA filed by or on behalf of Eucure with respect to Collaborative Product (or for any co-formulation of Antibody with other products, but solely as it relates to Antibody) for the sole purpose of supporting Tracon’s IND or BLA for Collaborative Product in the Field in the Collaborative Territory. Eucure shall provide Tracon with reasonable assistance for the conduct, at Tracon’s cost and expense, of all IND-enabling and BLA-enabling Development activities for Collaborative Product in the Field in the Collaborative Territory, including, without limitation, transferring to Tracon the pharmacodynamic, pharmacokinetic, immunogenicity, and other bioanalytical assay, methods, and final reports for human plasma sample analysis through all phases of Development and all stability testing and non-clinical bridging studies.

(d)Diligence. Tracon shall use Commercially Reasonable Efforts to Develop Collaborative Products in the Field in the Territory. Without limiting the generality of the foregoing, Tracon shall (i) Initiate a clinical trial for Collaborative Product consistent with the Development Plan within [***] following the later of (A) FDA clearance of the applicable IND and (B) receipt of adequate clinical supply of Collaborative Product at the mutually agreed supply depot pursuant to Section 4.3, and (ii) Initiate clinical trials for Collaborative Product for at least three (3) Indications in the Field before the [***] anniversary of the Completion of Tracon’s first clinical trial for a Collaborative Product under the Development Plan. If Tracon fails to meet the clinical milestones in either (i) or (ii) of the foregoing, the JSC shall determine whether such failure is a result of a Tracon Delay. If the JSC determines that Tracon’s failure to meet the clinical milestones in either (i) or (ii) of the foregoing is due to a Tracon Delay, or does not otherwise reach consensus with respect to a mitigation plan for such failure, such failure shall be deemed a material breach of this Agreement by Tracon for which Eucure may terminate this Agreement pursuant to Section 11.2  If the JSC determines that Tracon’s failure to meet the clinical milestones in either (i) or (ii) of the foregoing is not due to a Tracon Delay, the deadlines set forth in this Section 4.1(d) shall be extended by a reasonable time period; provided that Tracon shall continue to use Commercially Reasonable Efforts to achieve the clinical milestones in either (i) or (ii) of the foregoing as soon as practicable.

(e)Performance Standards. Each party shall perform its activities under the Development Plan in accordance with the terms and conditions of this Agreement and Applicable

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Laws, including GCP and GMP to the extent applicable. If there is any conflict between performance in accordance with Applicable Laws and this Agreement, performance in accordance with Applicable Laws shall prevail.

(f)Eucure Development in the Collaborative Territory.  Promptly following Tracon’s exercise of the Tracon Option, (i) Eucure shall assign to Tracon all regulatory filings for Collaborative Product in the Field (as expanded pursuant to Tracon’s exercise of the Tracon Option) within the Collaborative Territory (except to the extent necessary for Eucure to complete the MRCT Phase 2 Study as contemplated under Section 3.6(c)), (ii) Eucure shall provide Tracon with complete access and right of reference to all data generated by or on behalf of Eucure or its Affiliates in the course of, and as a result of, the Development of Collaborative Product in the Field (as expanded pursuant to exercise of Tracon Option) in the Collaborative Territory, including data related to all non-clinical studies and clinical trials of Collaborative Product in the Field (as expanded pursuant to exercise of Tracon Option) in the Collaborative Territory and related activities concerning manufacture process development, manufacture and distribution of such Collaborative Product for use in clinical trials in the Field (including placebos and comparators), statistical analyses, and the preparation and submission of regulatory materials and other regulatory activities related to such Collaborative Product in the Field, and (iii) Eucure shall permit Tracon to access all other data in the possession or control of Eucure related to Collaborative Product in the Field in support of Tracon’s Development and Commercialization of Collaborative Product in the Field in the Collaborative Territory.  For clarity, the data in (ii) and (iii) shall be deemed Collaborative Product IP and licensed to Tracon as part of the Collaborative Product License.

4.2Development in the Eucure Territory. As between the Parties, Eucure shall have the sole right but not the obligation to Develop Collaborative Product in the Eucure Territory, at its sole cost and expense. Eucure shall have the right to access, use and reference all Development Data generated by or on behalf of Tracon or its Affiliates for the Collaborative Product in support of such Development activities in the Eucure Territory. Eucure shall keep Tracon and the JSC reasonably informed regarding the status of all Development Activities for Collaborative Products in the Field in the Eucure Territory.

4.3Clinical Supply.

(a)As between the Parties, Eucure, itself or through its designees, shall be solely responsible for manufacturing and supplying to Tracon, consistent with the requirements of this Section 4.3, all amounts of Collaborative Product necessary for Tracon to perform all pre-clinical and clinical studies for its Development of Collaborative Products, pursuant to a written clinical supply and quality agreement, which shall be separately negotiated and agreed in good faith by the Parties within [***] after the Effective Date (the “Clinical Supply and Quality Agreement”). The price for all Collaborative Product supplied by Eucure to Tracon for Development Activities for Collaborative Product shall be [***] percent ([***]%) of Eucure’s COGS for such Collaborative Product, and the Clinical Supply and Quality Agreement will include the terms set forth on Exhibit B. Eucure acknowledges and agrees that Tracon’s performance of the Development Activities is conditioned upon and subject to Eucure’s supply of Collaborative Product in compliance with the terms and conditions of this Agreement and the Clinical Supply

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and Quality Agreement. While Eucure supplies Collaborative Product for purposes of Development of Collaborative Product both in the Collaborative Territory as well as the Eucure Territory, the requirements for Development in the Field in the Collaborative Territory shall be given equal treatment with respect to requirements for use outside of the Field and/or Collaborative Territory in the event of a shortage or interruption of supply. In all events, Eucure shall not discontinue supplying Collaborative Product to Tracon under the terms of this Agreement so long as Eucure supplies Collaborative Product for any use or to any party. Notwithstanding anything herein to the contrary, until such time as Tracon exercises the Tracon Option with Eucure’s approval, Eucure shall bear the cost of the pre-clinical and clinical supply of Collaborative Product to Tracon at the depot in China designated by Tracon pursuant to this Section 4.3.

(b)Eucure shall enter into a CMO Supply Agreement consistent with the terms of this Agreement. The Parties agree that the CMO shall initially be Mabplex International Ltd. which shall manufacture Collaborative Product in China. Eucure shall be responsible for the cost of packaging and shipment of Collaborative Product to a depot in China designated by Tracon in its discretion, and Tracon shall be responsible for, at its cost, the shipment (including export and import) of the Collaborative Product from such China depot to any U.S. depot and to clinical trial sites. The Parties will work together to manage exportation and importation of the Collaborative Product in accordance with importation laws of the U.S., China and other countries as applicable. Eucure shall use Commercially Reasonable Efforts to ensure that the CMO has adequate capabilities and necessary controls in place for the production, testing, and release of cGMP compliant and quality Collaborative Products necessary for all Development Activities and experience in supporting the submission of IND and BLA applications to the FDA with respect to the chemistry-manufacturing-controls activities sections of such IND and BLA applications. With respect to a CMO Supply Agreement with the CMO for Collaborative Product, the supply price in such agreement shall be the COGS for Collaborative Product supplied and charged from such CMO; provided that such price shall not be greater than the price charged by the same CMO to Eucure or its partners in China for supply of Collaborative Product that are manufactured in the same facility in the same period of time. Eucure shall annually provide Tracon with documentation providing the basis for establishment of COGS with respect to clinical supply of Collaborative Product. Eucure shall use Commercially Reasonable Efforts to cause the CMO to supply to Tracon the necessary documentation and information for the chemistry-manufacturing-controls activities section of the IND and BLA and all correspondence with the FDA and other Regulatory Authorities relevant to the supply of Collaborative Products. Tracon shall have conventional inspection and audit rights (which inspection and audit shall be conducted at Tracon’s own cost and expense) with respect to the manufacture and supply of Collaborative Products conducted by CMO including the right to participate in all FDA inspections concerning Collaborative Products, as a partner or consultant of Eucure to the extent legally able to do so. The Clinical Supply and Quality Agreements shall provide for the supply of Tracon’s requirements for Collaborative Product through the completion of all clinical trials and upon Commercialization of Collaborative Product in the Collaborative Territory. Eucure and Tracon shall enter into a quality agreement with the CMO concerning the manufacture and supply of Collaborative Product (such agreement a “Quality Agreement”). Tracon shall have the right to review and approve the Quality Agreement and provide input to Eucure on its terms. Eucure and Tracon shall use Commercially Reasonable Efforts to negotiate the terms and any necessary amendment to the Quality Agreement to include Tracon’s input, provide terms that are satisfactory to Tracon, and meet Tracon’s needs with respect to interactions with the FDA. Tracon shall have the right to review (at Tracon’s own cost and

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expense) all source documents that are relevant to Collaborative Product (including master and executed batch records, specifications, and product stability plan/data in English) and to request and participate as a partner or consultant of Eucure in quality audits of the CMO no more than [***], and in inspections by all Regulatory Authorities, with respect to records, processes and facilities relevant to Collaborative Product. In the event that Tracon requests more than [***] audit in a given [***], Eucure shall use Commercially Reasonable Efforts to implement such audit in coordination with the CMO, and Tracon agrees to bear the expense of such additional audit.

4.4Regulatory.

(a)Regulatory Filings. As between the Parties, subject to this Section 4.4(a), Tracon shall be responsible for, at its sole cost and expense, preparing, translating and filing all regulatory materials, and obtaining and maintaining Regulatory Approvals, for the Collaborative Products in the Field in the Collaborative Territory, in compliance with all Applicable Laws. Prior to filing any regulatory materials that incorporates any CMC information for the Collaborative Products, Tracon shall submit a draft of such regulatory materials to Eucure for review and comment, and reasonably incorporate any of Eucure’s comments with respect to such CMC information. Tracon shall have the right to cross-reference Eucure’s IND for the Collaborative Product in the U.S. in support of Tracon’s Development and Commercialization of Collaborative Product for intravenous or subcutaneous administration in the Field in the Collaborative Territory. Eucure shall have the right, but not the obligation, to review and comment on all regulatory filings for any Collaborative Products to any Regulatory Authority in the Collaborative Territory, and Tracon shall reasonably incorporate any such comments in such regulatory filings prior to filing thereof and shall promptly provide copies of any regulatory filings (including all updates thereof) to Eucure. The Parties shall reasonably cooperate with each other in all material respects with respect to such regulatory submissions. Eucure and its Affiliates, licensees and sublicensee in the Eucure Territory or outside the Field in the Collaborative Territory shall have the right to cross-reference the regulatory filings and Regulatory Approvals of the Collaborative Product in the Collaborative Territory to support the Development and Commercialization of the Collaborative Product in the Eucure Territory or outside the Field in the Collaborative Territory.

(b)Interactions with Regulatory Authorities. As between the Parties, subject to this Section 4.4(b), Tracon shall be responsible for, at its sole cost and expense, responding to inquiries and correspondence from the applicable Regulatory Authorities with respect to Collaborative Product in the Field in the Collaborative Territory. Eucure (or its designee) shall have a right to participate (and Tracon may otherwise request Eucure to participate) in meetings with the Regulatory Authorities if it is reasonably likely that there would be discussions on the agenda about the Collaborative Product beyond the scope of Tracon’s Development of the Collaborative Product the Collaborative Territory (e.g., CMC matters, clinical data generated by Eucure). Following each substantive communication (whether by phone or in person) with a Regulatory Authority with respect to the Collaborative Product in the Field in the Collaborative Territory, Tracon shall prepare a record of such meeting in accordance with its standard business practices (e.g., written minutes) and provide to Eucure a copy of such record.

(c)Product Recalls. In the event that any Regulatory Authority issues or requests a recall or takes similar action in connection with a Collaborative Product, or in the event a Party reasonably believes that an event, incident or circumstance has occurred impacting product

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data, quality, safety, or efficacy that may result in the need for a voluntary or mandatory recall, market withdrawal or other corrective action regarding a Collaborative Product, such Party shall promptly so advise the other Party by telephone or email. Tracon shall decide and have control of whether to conduct a recall or market withdrawal (except in the event of a recall or market withdrawal mandated by a Regulatory Authority, in which case it shall be required) or to take other corrective action in the Field in any country of the Collaborative Territory and the manner in which any such recall, market withdrawal or corrective action shall be conducted; provided that, Tracon shall (i) give prompt and due consideration to any report by Eucure of any failure of Collaborative Product supplied by or on behalf of Eucure to Tracon to comply with any quality standard set forth in the Clinical Supply and Quality Agreement (or other supply agreement or quality agreement between the Parties); (ii) notify Eucure prior to making any public disclosure of the recall, market withdrawal or corrective action; and (iii) shall keep Eucure regularly informed regarding any such recall, market withdrawal or corrective action. Tracon shall be solely responsible for all costs incurred in connection with any such recall, market withdrawal or corrective action for a Collaborative Product in the Field in the Collaborative Territory, provided that to the extent the recall is a result of the failure of any Collaborative Product supplied by or on behalf of Eucure to Tracon to comply with any quality standard set forth in the Clinical Supply and Quality Agreement (or other supply agreement or quality agreement between the Parties), the costs of the recall shall be borne by Eucure (except to the extent that such costs are exacerbated due to delay or inaction by Tracon after such failure to comply has been reported or become known to Tracon). Eucure shall decide and have control of whether to conduct a recall or market withdrawal (except in the event of a recall or market withdrawal mandated by a Regulatory Authority, in which case it shall be required) or to take other corrective action in the Eucure Territory and the manner in which any such recall, market withdrawal or corrective action shall be conducted; provided that Eucure shall notify Tracon prior to making any public disclosure of the recall, market withdrawal or corrective action and shall keep Tracon regularly informed regarding any such recall, market withdrawal or corrective action. Eucure shall be solely responsible for all costs incurred in connection with any such recall, market withdrawal or corrective action for a Collaborative Product in the Eucure Territory.

(d)Power of Attorney.  Eucure hereby irrevocably designates and appoints Tracon and its duly authorized officers and agents as Eucure’s agent and attorney-in-fact to act for and in Eucure’s behalf to execute, deliver, and file any and all letters granting rights of reference to Eucure BLAs with the same legal force and effect as if executed by Eucure if and solely to the extent that Tracon is unable for any reason to secure Eucure’s signature on any such letters granting rights of reference that Eucure is required to execute and deliver pursuant to Sections 4.1 or 4.4 above.

4.5Safety Data Exchange.

(a)Prior to the initiation of the first clinical trial of Collaborative Product by Tracon, the Parties shall negotiate in good faith and enter into a Safety Data Exchange Agreement (“SDEA”) for the Collaborative Product, with customary terms and conditions consistent with industry standard practices for the Development of the Collaborative Product. With respect to clinical trials being carried out by or on behalf of Tracon and with respect to clinical trials being carried out by or on behalf of Eucure in the Eucure Territory, each Party agrees pursuant to this Agreement, during the Term hereof, to establish and abide by safety data exchange procedures for

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individual case safety reports (ICSRs) and safety aggregate reports and any other safety information required, to support each other to meet the regulatory authority requirements in its respective Territory. All such exchanges will be in English. The ICSRs exchange timeline will be set up as following: fatal/ life-threatening serious adverse experiences (SAEs) will be exchanged within [***] of date of awareness; non-fatal/life-threatening SAEs will be exchanged within [***] of date of awareness. The exchange timeline for other safety reports will be also clearly defined in the SDEA. Above terms, which used herein, shall have the meaning as defined in the ICH E2A, B, C, D, E, F and their interpretation in applicable local legislation in both Parties’ territories.

(b)Further, no later than [***] before the anticipated launch date of any Collaborative Product in the Collaborative Territory, the Parties shall enter into a separate SDEA, with customary terms and conditions consistent with industry standard practices for the Commercialization of the Collaborative Product. Each SDEA shall include mutually acceptable guidelines and procedures for the receipt, investigation, recording, communication, and exchange of adverse event reports between the Parties, pregnancy reports, and any other information concerning the safety of the Collaborative Product. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws. Furthermore, such agreed procedure shall be consistent with relevant ICH guidelines, except where said guidelines may conflict with existing local regulatory reporting safety reporting requirement, in which case local reporting requirement shall prevail.

Article 5
COMMERCIALIZATION

5.1Commercialization in the Collaborative Territory. As between the Parties, Tracon shall be solely responsible for the Commercialization of Collaborative Products in the Field in the Collaborative Territory. Upon procurement of Regulatory Approval of the Collaborative Product for an Indication in the Field in any country in the Collaborative Territory, Tracon shall use Commercially Reasonable Efforts to Commercialize the Collaborative Product for such Indication in the Field in such country. Tracon shall book all sales of Collaborative Products in the Field in the Collaborative Territory during the Term. No less than [***] prior to the anticipated First Commercial Sale of the Collaborative Product in the Field in the Collaborative Territory and each anniversary of the First Commercial Sale thereafter, Tracon shall provide Eucure with a written report that summarizes, in reasonable detail, the Commercialization activities performed during such time period. Additionally, Tracon shall report to the JSC on a quarterly basis regarding its planning for and the progress of Commercialization activities with respect to the Collaborative Product in the Field in the Collaborative Territory.

5.2Commercial Supply.

As between the Parties, Eucure, itself or through its designees, will be solely responsible for Manufacturing Collaborative Product for all commercial uses in the Collaborative Territory. Eucure shall use Commercially Reasonable Efforts to supply, or cause to be supplied, to Tracon all amounts of Collaborative Product necessary for Tracon to Commercialize Collaborative Product in the Field in the Collaborative Territory, at Eucure’s COGS for such Collaborative

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Product plus a [***] percent ([***]%) markup. No later than [***] prior to the anticipated First Commercial Sale of the Collaborative Product in the Field in the Collaborative Territory, the Parties shall negotiate in good faith and enter into a written commercial supply and quality agreement, which will be consistent with the terms of this Agreement and include customary terms and conditions consistent with industry standard practices for such a commercial supply arrangement.

(a)Eucure shall enter into CMO Supply Agreements with one or more CMOs for the supply of Collaborative Product in quantities sufficient for the Commercialization of Collaborative Product in the Field in the Collaborative Territory, which arrangements shall be on terms reasonably acceptable to Tracon. Eucure shall be responsible for the shipment of Collaborative Product to a Tracon designated depot in the U.S.; The Parties will work together to manage importation of the Collaborative Product in accordance with importation laws of the U.S., China and other countries as applicable. For clarity, upon Eucure’s entry into a CMO Supply Agreement with a CMO for Collaborative Product, the COGS for Collaborative Product shall be the supply price in such agreement; provided that such COGS amount shall not be greater than the price charged by same CMO to Eucure or its partners in China for supply of Collaborative Product that are manufactured in the same facility in the same time period. Eucure shall annually provide Tracon with documentation providing the basis for establishment of COGS with respect to commercial supply of Collaborative Product. Within [***] of commercial launch of Collaborative Product in the Field in the Collaborative Territory, Eucure shall use Commercially Reasonable Efforts to establish a second source of commercial supply of such Collaborative Product by entering into a second CMO Supply Agreement with a CMO on terms that are reasonably acceptable to Tracon. In the event that the CMO supplies Collaborative Product for purposes of Commercialization of Collaborative Product in both the Collaborative Territory and the Eucure Territory, the requirements for Commercialization in the Collaborative Territory shall be given equal treatment with respect to requirements for use outside of the Field and/or in the Eucure Territory in the event of a shortage or interruption of supply.

(b)Substitute Supply. In the event of an uncured material breach of Eucure’s obligation to supply Collaborative Product as required under this Agreement (or any failure to supply at least [***] ([***]%) of the aggregate amount of firm orders for Collaborative Product placed by Tracon in accordance with its binding forecast during a [***] period, the details of which will be set forth in the commercial supply agreement between the Parties as contemplated in this Section 5.2), (i) Tracon shall have the right to enter into a direct supply agreement with a CMO of its choosing for the supply of all of its requirements for the Development and Commercialization of Collaborative Product, and (ii) Eucure shall provide to such CMO, at Eucure’s expense, any information Controlled by Eucure that is necessary or reasonably useful to enable such CMO to manufacture Collaborative Product.

5.3Pricing. As between the Parties, Tracon shall have the sole right to make all decisions regarding the pricing of the Collaborative Product in the Field in the Collaborative Territory; provided that, if Tracon sells the Collaborative Product in a “bundle” with one or more other products or services at a discount to the purchaser, then Tracon shall not disproportionately or unreasonably discount such Collaborative Product relative to the other products or services composing such bundle. As between the Parties, Eucure shall have the sole right to make all

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decisions regarding the pricing of the Collaborative Product in the Eucure Territory. Notwithstanding anything in this Agreement express or implied to the contrary, Eucure shall not have any right to direct, control, or approve Tracon’s decisions regarding the pricing of Collaborative Products for the Collaborative Territory. Tracon shall inform Eucure of the results of any pricing approval and update thereof, through the JSC, provided that the provision to Eucure of such information shall be for informational purposes only.

5.4No Diversion.

(a)Tracon shall not, and shall ensure that its Affiliates do not, either directly or indirectly, promote, market, distribute for sale, import for sale, sell or have sold the Collaborative Product, including via internet or mail order, into countries of the Eucure Territory. As to such countries of the Eucure Territory (which are exclusively reserved for Eucure), Tracon shall not, and shall ensure that its Affiliates do not: (i) establish or maintain any branch, warehouse or distribution facility for sale of the Collaborative Product in such countries, (ii) engage in any advertising or promotional activities relating to the Collaborative Product that are directed primarily to customers or other purchasers of the Collaborative Product located in such countries, (iii) solicit orders for the Collaborative Product from any prospective purchaser located in such countries, or (iv) sell or distribute for sale the Collaborative Product to any person in the Collaborative Territory who intends to sell or has in the past sold the Collaborative Product in such countries. If Tracon receives any order for the Collaborative Product from a prospective purchaser located in a country in the Eucure Territory, Tracon shall immediately refer that order to Eucure and Tracon will not accept any such orders. Tracon shall not deliver or tender for sale (or cause to be so delivered or tendered) the Collaborative Product into a country in the Eucure Territory. Tracon shall not, and shall ensure that its Affiliates do not, restrict or impede in any manner Eucure’s exercise of its retained exclusive rights in the Collaborative Product in the Eucure Territory.

(b)Eucure shall not, and shall ensure that its Affiliates and sub-licensees do not, either directly or indirectly, promote, market, distribute for sale, import for sale, sell or have sold the Collaborative Product in the Field, including via internet or mail order, into countries within the Collaborative Territory. As to such countries within the Collaborative Territory, Eucure shall not, and shall ensure that its Affiliates and sub-licensees do not: (i) establish or maintain any branch, warehouse or distribution facility for sale of the Collaborative Product in the Field in such countries, (ii) engage in any advertising or promotional activities relating to the Collaborative Product in the Field that are directed primarily to customers or other purchasers of the Collaborative Product located in such countries, (iii) solicit orders for the Collaborative Product in the Field from any prospective purchaser located in such countries, or (iv) sell or distribute for sale the Collaborative Product to any person in the Eucure Territory who intends to sell or has in the past sold the Collaborative Product in the Field in such countries within the Collaborative Territory. If Eucure receives any order for the Collaborative Product in the Field from a prospective purchaser located in a country within the Collaborative Territory, Eucure shall immediately refer that order to Tracon and Eucure shall not accept any such orders. Eucure shall not deliver or tender for sale (or cause to be so delivered or tendered) the Collaborative Product in the Field into a country within the Collaborative Territory. Eucure shall not, and shall ensure that its Affiliates

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and sub-licensees do not, restrict or impede in any manner Tracon’s exercise of its exclusive rights in the Collaborative Product in the Field within the Collaborative Territory.

Article 6
Financial provisions

6.1Royalties.

(a)Royalty Rate. Subject to the remainder of this Section 6.1, on a country-by-country basis, during the Royalty Term, Tracon shall pay a royalty to Eucure on Net Sales of Collaborative Product in the Collaborative Territory, as calculated by multiplying the Net Sales amount with the applicable royalty rate set forth in the table below.

Calendar Year Net Sales Threshold	Royalty rate through the end of the first full Calendar Year following First Commercial Sale of Collaborative Product in the Collaborative Territory	Royalty rate for all periods after the first full Calendar Year of following First Commercial Sale of Collaborative Product in the Collaborative Territory
Up to $[***]	[***]%	[***]%
Above $[***] and up to $[***]	[***]%	[***]%
Above $[***] and up to $[***]	[***]%	[***]%
Above $[***]	[***]%	[***]%

(b)Royalty Payments and Reports. The royalty set forth in this Section 6.1 shall be payable within [***] following the end of each Calendar Quarter. No later than the end of such [***] period, Tracon shall provide to Eucure a report summarizing the amount of Net Sales of Collaborative Product sold in the Field, on a country-by-country basis, in the Collaborative Territory and the amount of royalty owed with respect to such Net Sales for such Calendar Quarter.

(c)Successful Launch Milestone. If the total Net Sales for Collaborative Product in the Collaborative Territory in the first full Calendar Year following First Commercial Sale exceeds [***] dollars ($[***]) (“Successful Launch Milestone”), Tracon shall indicate the achievement of such Successful Launch Milestone in the applicable royalty report for the Calendar Quarter in which such Successful Launch Milestone is achieved, and concurrently make a one-time payment of [***] dollars ($[***]) to Eucure. If the Successful Launch Milestone is not met with respect to such first Calendar Year following First Commercial Sale, Tracon shall have no payment obligation with respect to this Section 6.1(c).

(d)Royalty Term. Royalties under this Section 6.1 shall be payable, on a country-by country basis, starting from the First Commercial Sale of the Collaborative Product in such country and until the latest of (i) expiration of the last to expire of the Patents within the Collaborative Product IP covering the Collaborative Product or its use in the Field in such country, (ii) expiration of marketing or regulatory exclusivity for the Collaborative Product in such country,

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and (iii) ten years from First Commercial Sale of such Collaborative Product in such country in the Collaborative Territory (the “Royalty Term”).

6.2Currency; Exchange Rate. All payments to be made under this Agreement shall be made in US Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from the receiving Party. When conversion of payments from any foreign currency is required, such conversion shall be at an exchange rate equal to the weighted average of the rates of exchange for the currency of the country from which such payments are payable as published by The Wall Street Journal, Western U.S. Edition during the quarter for which a payment is due. The payment of such interest shall not limit the Party entitled to payment from exercising any other rights it may have as a consequence of the lateness of any payment.

6.3Late Payments. If a Party does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due to such Party from the due date until the date of payment at a per-annum rate of prime reported in The Wall Street Journal, Western U.S. Edition on the due date of the payment plus [***] percent ([***]%) per annum, or the maximum rate allowable by Applicable Laws, whichever is less.

6.4Financial Records; Audit.

(a)Tracon shall keep, and require its Affiliates, to keep, reasonably detailed, fair and true books of accounts and records for the purpose of determining the amounts payable to Eucure pursuant to this Agreement. Eucure shall keep, and require the CMO, to keep, reasonably detailed, fair and true books of accounts and records for the purpose of determining the amounts of COGS for Collaborative Product. In each case, such books and records shall be kept for at least [***] following the end of the year to which they pertain.

(b)Tracon shall allow an independent certified public accountant selected by Eucure and reasonably acceptable to Tracon to audit its records for such year to verify the accuracy of any financial report furnished by Tracon and any amounts to be paid under this Agreement for the preceding [***]. Such audits may be exercised during normal business hours and no more frequently than once per calendar year upon reasonable prior written notice to Tracon. The cost of such any audit shall be borne by Eucure, unless the audit discloses an underpayment by Tracon of more than [***] percent ([***]%) of the amount of payments due under this Agreement for the period under audit, in which case, Tracon shall bear the cost of such audit.

(c)Eucure shall allow an independent certified public accountant selected by Tracon and reasonably acceptable to Eucure to audit its records to verify the accuracy of COGS as stated by Eucure for the preceding [***]. Such audits may be exercised during normal business hours and no more frequently than [***] per [***] upon reasonable prior written notice to Eucure. The cost of such any audit shall be borne by Tracon, unless the audit discloses an overpayment by Tracon of more than [***] percent ([***]%) of the amount of payments due under this Agreement for the period under audit, in which case, Eucure shall bear the cost of such audit.

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(d)Any amounts shown to be owed but unpaid, or overpaid and in need of refund, by Tracon shall be paid or refunded (as the case may be) within [***] after the accountant’s report, plus interest (as set forth in Section 6.3) from the original due date on any amounts underpaid (but interest shall not apply to overpayments). In the event that any audit of COGS establishes that the COGS charged by Eucure for Collaborative Product exceeded the actual COGS, Eucure shall refund Tracon the excess amount charged for Collaborative Product within [***] after the accountant’s report, plus interest (as set forth in Section 6.3) from the date of Tracon’s overpayment for such Collaborative Product.

6.5Tax.

(a)Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income, including any payments received, as contemplated in this Agreement.

(b)Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to take all such action as shall avoid or reduce tax withholding or similar obligations in respect of any payments made by a Party to the other Party under this Agreement and take advantage of any applicable double taxation agreement or treaty. Eucure shall deliver to Tracon an Internal Revenue Service Form W-8BEN-E claiming the benefits of the income tax convention between the United States and The People’s Republic of China within [***] after the Effective Date.

(c)Payment of Tax. To the extent a Party is required by Applicable Laws to deduct and withhold taxes on any payment to the other Party, the paying Party shall pay the amounts of such taxes to the proper tax authority in a timely manner and promptly transmit to the other Party an official tax certificate or other evidence of such withholding sufficient to enable such other Party to claim such payment of taxes.

Article 7
Representations, Warranties and covenants

7.1Mutual Representations and Warranties. Each Party hereby represents, warrants, to the other Party that, as of the Effective Date:

(a)Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder.

(b)Authority and Binding Agreement. (i) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and

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delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c)No Conflict. It is not a party to any agreement that would materially prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement.

7.2Additional Representations and Warranties of Eucure. Eucure represents and warrants to Tracon that, as of the Effective Date:

(a)Eucure (i) has the right to grant the Collaborative Products License that it purports to grant in Section 3.1 and all other rights granted to Tracon herein; (ii) has not granted and will not grant any right to any Third Party that would conflict with or adversely affect such Collaborative Products License or rights; and (iii) possesses all necessary rights in intellectual property for the Development and Commercialization of Collaborative Product in the Collaborative Territory;

(b)neither Eucure nor any of its Affiliates has granted any license or right to obtain any license to any Third Party to the Collaborative Product IP in the Field in the Collaborative Territory;

(c)there are no actual, pending, or to Eucure’s knowledge, alleged or threatened, adverse actions, suits, proceedings, or claims against Eucure (or facts providing the basis for such an action, suit, proceeding or claim) involving the Collaborative Product or the Collaborative Product IP, nor has Eucure received any written communication from any Third Party, including, without limitation, any Regulatory Authority or other government agency, threatening such action, suit or proceeding;

(d)neither Eucure nor any of its Affiliates has filed any regulatory filing for the Collaborative Product in the Field in the Collaborative Territory except as identified in Schedule 7.2(d);

(e)all tangible or recorded information and data provided by or on behalf of Eucure to Tracon related to the Collaborative Product is true, accurate and complete in all material respects, and Eucure has not failed to disclose, or failed to cause to be disclosed, any such information or data related to the Collaborative Product in its Control that would cause the information and data that has been disclosed to be misleading in any material respect;

(f)Eucure is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory, and it has not employed or used the services of any person who is debarred or disqualified in connection with activities relating to any pharmaceutical products; and

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(g)there are no legal claims, judgments or settlements against or owed by Eucure or any of its Affiliates, or pending or, to Eucure’s knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations.

7.3Additional Representations and Warranties of Tracon. Tracon represents, warrants, and covenants to Eucure that, as of the Effective Date:

(a)Tracon shall conduct the Development Activities performed by it pursuant to the Development Plan in a competent and professional manner and the personnel assigned to perform Development Activities rendered by Tracon under this Agreement shall be qualified and professionally capable of performing the Development Activities;

(b)Tracon is not debarred or disqualified under the United States Federal Food, Drug and Cosmetic Act or comparable Applicable Laws in the Territory, and it has not employed or used the services of any person who is debarred or disqualified in connection with activities relating to any pharmaceutical products; and

(c)there are no legal claims, judgments or settlements against or owed by Tracon or any of its Affiliates, or pending or, to Tracon’s knowledge, threatened, legal claims or litigation, in each case, relating to antitrust, anti-competition, anti-bribery or corruption violations.

7.4Eucure Covenants. In addition to any covenants made by Eucure elsewhere in this Agreement, Eucure hereby covenants to Tracon as follows:

(a)All Collaborative Product supplied to Tracon will meet approved specifications and be provided with a certificate of analysis indicating that drug substance and drug product meets specifications and has at least [***] of stability under refrigerated conditions, and that no Collaborative Product has been out of specification in ongoing stability testing.

(b)Eucure will not knowingly employ or use the services of any person who is debarred or disqualified in connection with activities relating to Development of Collaborative Product; and, in the event that Eucure becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to Eucure with respect to any activities relating to the Collaborative Product, Eucure will immediately notify Tracon in writing and Eucure will cease employing, contracting with, or retaining any such person to perform any services relating to such Collaborative Product;

(c)Eucure will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including Eucure, nor will Eucure directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or

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entity or any other person in connection with the performance of Eucure’s obligations under this Agreement;

(d)Eucure and its employees and contractors, in connection with the performance of Eucure’s obligations under this Agreement, shall not knowingly cause Tracon to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws;

(e)Eucure has a policy or practice in place against corruption and bribery and in connection with the performance of its obligations under this Agreement, Eucure shall comply and shall cause its and its Affiliates’ employees to comply with Eucure’s such policy or practice; and

(f)Eucure shall comply in all material aspects with all Applicable Laws in the course of performing its obligations and exercising its rights under this Agreement, and immediately notify Tracon if it has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws in connection with the performance of its obligations under this Agreement.

7.5Tracon Covenants. In addition to any covenants made by Tracon elsewhere in this Agreement, Tracon hereby covenants to Eucure as follows:

(a)Tracon will not knowingly employ or use the services of any person who is debarred or disqualified in connection with activities relating to the Collaborative Product; and in the event that Tracon becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to Tracon with respect to any activities relating to the Collaborative Product; Tracon will immediately notify Eucure in writing and Tracon will cease employing, contracting with, or retaining any such person to perform any services relating to such Collaborative Product;

(b)Tracon will not, in connection with the performance of its obligations under this Agreement, directly or indirectly through Third Parties, pay, promise or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a public official or entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including Tracon, nor will Tracon directly or indirectly promise, offer or provide any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift or hospitality or other illegal or unethical benefit to a public official or entity or any other person in connection with the performance of Tracon’s obligations under this Agreement;

(c)Tracon and its employees and contractors, in connection with the performance of Tracon’s obligations under this Agreement, shall not knowingly cause Eucure to be in violation of the FCPA, Export Control Laws, or any other Applicable Laws;

(d)Tracon has a policy or practice in place against corruption and bribery and in connection with the performance of its obligations under this Agreement, Tracon shall comply

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and shall cause its and its Affiliates’ employees to comply with Tracon’s such policy or practice; and

(e)Tracon shall comply in all material aspects with all Applicable Laws in the course of performing its obligations and exercising its rights under this Agreement, immediately notify Eucure if it has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws in connection with the performance of its obligations under this Agreement.

7.6Performance by Affiliates and Subcontractors. The Parties recognize that each Party may perform some or all of its obligations or exercise some or all of its rights under this Agreement through one or more Affiliates or subcontractors; provided, in each case, that (a) none of the other Party’s rights hereunder are diminished or otherwise adversely affected as a result of such delegation or subcontracting, and (b) each such Affiliate, subcontractor, licensee or sublicensee undertakes in writing obligations of confidentiality and non-use regarding Confidential Information and ownership of intellectual property rights which are substantially the same as those undertaken by the parties pursuant to Article 9; and provided, further, that such Party shall at all times be fully responsible for the performance and payment of such Affiliate, subcontractor, licensee or sublicensee.

7.7Disclaimer. EXCEPT AS EXPRESSLY STATED IN THIS ARTICLE 7, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Each Party understands that Collaborative Product is the subject of ongoing research and development and that neither Party can assure that the Collaborative Product can successfully complete clinical trials, nor that the Collaborative Product can be successfully Developed and Commercialized in the Field in the Territory.

Article 8
Indemnification; limitation of liability

8.1Indemnification by Tracon. Tracon hereby agrees to defend, hold harmless and indemnify each of Eucure, its Affiliates and their agents, shareholders, directors, officers, employees and consultants, and the successors and assigns of any of the foregoing (the “Eucure Indemnitees”) from and against any and all liabilities, expenses and losses, including reasonable legal expenses and attorneys’ fees (collectively “Losses”), incurred by any Eucure Indemnitee as a result of any suits, claims, actions and demands brought by a Third Party (each, a “Third Party Claim”) arising directly or indirectly out of (a) any breach of any representations, warranties, covenants or agreements by Tracon under this Agreement, or (b) the negligence or willful misconduct of any Tracon Indemnitee, or (c) the research, development, manufacture, use,

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handling, storage, sale or other disposition of the Collaborative Product by Tracon or its Affiliates, licensees or sublicensees; provided that, Tracon’s obligation to indemnify the Eucure Indemnitees pursuant to this Section 8.1 shall not apply to the extent that any such Losses arise from any activities for which Eucure is obligated to indemnify Tracon Indemnitees under Section 8.2.

8.2Indemnification by Eucure. Eucure hereby agrees to defend, hold harmless and indemnify Tracon, its Affiliates and their agents, directors, officers, employees and consultants, and the successors and assigns of any of the foregoing (the “Tracon Indemnitees”) from and against any and all Losses incurred by any Tracon Indemnitee as a result of any Third Party Claims arising directly or indirectly out of (a) any breach of any representations, warranties, covenants or agreements by Eucure under this Agreement, (b) the negligence or willful misconduct of Eucure Indemnitees, or (c) the research, development, manufacture, use, handling, storage, sale or other disposition of the Collaborative Product by Eucure or its Affiliates, licensees or sublicensees; provided that, Eucure’s obligation to indemnify the Tracon Indemnitees pursuant to the foregoing sentence shall not apply to the extent that any such Losses arise from any activities for which Tracon is obligated to indemnify Eucure Indemnitees under Section 8.1.

8.3Procedure. The indemnified Party shall provide the indemnifying Party with prompt notice of the claim giving rise to the indemnification obligation pursuant to this Article 8 and the exclusive ability to defend (with the reasonable cooperation of the indemnified Party) or settle any such claim; provided, however, that the indemnifying Party shall not enter into any settlement for damages other than monetary damages without the indemnified Party’s written consent, such consent not to be unreasonably withheld. The indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the indemnifying Party. If the Parties cannot agree as to the application of Sections 8.1 and 8.2 to any particular Third Party Claim, the Parties may conduct separate defenses of such Third Party Claim. Each Party reserves the right to claim indemnity from the other Party in accordance with Sections 8.1 and 8.2 above upon resolution of the underlying claim, notwithstanding the provisions of this Section 8.3 requiring the indemnified Party to tender to the indemnifying Party the exclusive ability to defend such claim or suit. The failure to deliver written notice to the indemnifying Party within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the indemnifying Party of its indemnification obligations under this Article 8 if and to the extent the indemnifying Party is actually prejudiced thereby.

8.4Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES OR LOSS OF PROFITS ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS ARTICLE 8 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 8.1 OR 8.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 9.

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8.5Insurance.  Each Party, at its own expense, shall maintain product liability and other appropriate insurance (or self-insure) in an amount consistent with sound business practice in the region(s) where the Party operates and reasonable in light of its obligations under this Agreement. Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request.

Article 9
Confidentiality

9.1Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party (in such capacity, the “Receiving Party”) agrees that, for the Term and for a period of [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party (in such capacity, the “Disclosing Party”). Pursuant to Section 10.1, Development Data should be deemed as Confidential Information of Eucure. The Receiving Party shall use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but in no event less than reasonable care) to ensure that its, and its Affiliates’, employees, directors, officers, agents, consultants, advisors (including legal, accounting, or other professional advisors) and other representatives (collectively the “Representatives”) do not disclose or make any unauthorized use of the Confidential Information. The Receiving Party may disclose Confidential Information only to the Representatives on a need-to-know basis. The Receiving Party will have executed or shall execute appropriate written agreements with its Representatives sufficient to enable it to comply with all the provisions of this Agreement, or the Representatives shall be bound by written confidentiality obligations no less stringent as those obligations imposed on the Receiving Party under this Agreement, and Receiving Party shall be responsible for the acts and or omissions of such Representative with regards to or any breach of the confidentiality obligations herein by such Representatives. The Receiving Party shall promptly notify the Disclosing Party upon discovery of any unauthorized use or disclosure of the Disclosing Party’s Confidential Information and will cooperate with Disclosing Party in every reasonable way to help Disclosing Party regain possession of the Confidential Information and prevent its further unauthorized use or disclosure. The foregoing confidentiality and non-use obligations shall not apply to any portion of the Confidential Information that the Receiving Party can demonstrate by competent written proof:

(a)was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(b)was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(c)became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the Receiving Party in breach of this Agreement;

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(d)is subsequently disclosed to the Receiving Party by a Third Party who has a legal right to make such disclosure; or

(e)is subsequently independently discovered or developed by the Receiving Party without the aid, application, or use of the Disclosing Party’s Confidential Information, as evidenced by a contemporaneous writing.

9.2Authorized Disclosure. Notwithstanding the obligations set forth in Section 9.1, the Receiving Party may disclose the Disclosing Party’s Confidential Information and the terms of this Agreement to the extent:

(a)such disclosure is reasonably necessary for (i) the Development, manufacture or Commercialization of the Collaborative Product, including obtaining and maintaining Regulatory Approval or patent protection, pursuant to the terms of this Agreement; or (ii) the prosecuting or defending litigation as contemplated by this Agreement; or

(b)such disclosure is reasonably necessary: (i) to the Receiving Party’s directors, attorneys, independent accountants or financial advisors for the sole purpose of enabling such directors, attorneys, independent accountants or financial advisors to provide advice to the Receiving Party, provided that in each such case on the condition that such directors, attorneys, independent accountants and financial advisors are bound in writing by confidentiality and non-use obligations consistent with those contained in this Agreement; or (ii) to actual or potential investors, acquirers, licensors, licensees, collaborators or other business partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, license or collaboration; provided that in each such case on the condition that such disclosures are bound in writing by confidentiality and non-use obligations consistent with those contained in the Agreement;

(c)such disclosure is required by Applicable Laws, including judicial or administrative process (such as vetting process of securities listing), and/or by competent securities regulators and stock exchanges, including but not limited to the SEC, the HKEx and the SFC. Confidential Information that is disclosed under this Section 9.2(c) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 9, and the Party disclosing Confidential Information pursuant to Applicable Laws may disclose, but only to the extent so required, and shall take all steps reasonably necessary and practicable, including seeking of confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 9.2(a)(ii) or Section 9.2(c), it will, except where impracticable, give reasonable advance written notice to the other Party of such disclosure to allow the other Party a reasonable opportunity to seek a protective order or equivalent and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any

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event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. Any disclosure under this Section 9.2 shall not relieve such Party of its obligations as the Receiving Party contained herein.

9.3Public Announcements.

(a)Publicity. Subject to the rest of this Article 9, no Party shall use the name, trademark, trade name or logo of the other Party, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except as may be required by Applicable Laws.

(b)Press Releases. As soon as practicable following the Effective Date, the Parties shall issue a joint press release announcing the execution of this Agreement in substantially the form attached hereto as Exhibit C. Except as required by Applicable Laws (including disclosure requirements of the U.S. Securities and Exchange Commission (“SEC”), the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited (“Listing Rules”) of HKEx, or any other stock exchange on which securities issued by a Party or its Affiliates are traded), neither Party shall make any other public announcement concerning this Agreement or the subject matter hereof without the prior written consent of the other, which shall not be unreasonably withheld or delayed; provided that each Party may make any public statement in response to questions by the press, analysts, investors or those attending industry conferences or financial analyst calls, or issue press releases, so long as any such public statement or press release is not inconsistent with prior public disclosures or public statements approved by the other Party pursuant to this Article 9 and which do not reveal non‑public information about the other Party. In the event of a required public announcement, to the extent practicable under the circumstances, the Party making such announcement shall provide the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release to afford such other Party a reasonable opportunity to review and comment upon the proposed text.

(c)Filing of this Agreement. The Parties shall coordinate in advance with each other in connection with the filing of this Agreement (including redaction of certain provisions of this Agreement) with the SEC, the HKEx or any other stock exchange or governmental agency on which securities issued by a Party or its Affiliate are traded, and each Party will use reasonable efforts to seek confidential treatment for the terms proposed to be redacted; provided that each Party will ultimately retain control over what information to disclose to the SEC, the HKEx,  or any other stock exchange or other governmental agency, as the case may be, and provided further that the Parties will use their reasonable efforts to file redacted versions with any governing bodies which are consistent with redacted versions previously filed with any other governing bodies. Other than such obligation, neither Party (nor its Affiliates) will be obligated to consult with or obtain approval from the other Party with respect to any filings to the SEC, the HKEx or any other stock exchange or other governmental agency.

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9.4Publication. At least [***] prior to a Party or any of its Affiliates, licensees or sublicensees, publishing, publicly presenting, and/or submitting for written or oral publication a manuscript, abstract or the like that includes any data or results generated from the Development of the Collaborative Product in the Field in the Collaborative Territory that has not been previously published, such Party shall provide to the other Party a draft copy thereof for its review and approval (unless such Party is required by Applicable Law to publish such Know-How sooner, in which case such Party shall provide such draft copy to the other Party as much in advance of such publication as possible). The publishing Party shall consider in good faith any comments provided by the other Party during such [***] period. The review period shall be extended for an additional [***] if a representative of the non-publishing Party can demonstrate a reasonable need for such extension including, but not limited to, the preparation and filing of patent applications. By mutual agreement of the Parties, this period may be further extended. In addition, the publishing Party shall, and shall cause its Affiliates, licensees or sublicensees, as applicable, at the other Party’s reasonable request, remove therefrom any Confidential Information of such other Party. The contribution of each Party shall be noted in all publications or presentations by acknowledgment or co-authorship, whichever is appropriate.

9.5Prior Non-Disclosure Agreement. As of the Effective Date, the terms of this Article 9 shall supersede any prior non-disclosure, secrecy or confidentiality agreement between the Parties (or their Affiliates) dealing with the subject of this Agreement. Any information disclosed pursuant to any such prior agreement shall be deemed Confidential Information for purposes of this Agreement.

9.6Equitable Relief. Each Party acknowledges that a breach of this Article 9 cannot be reasonably or adequately compensated in damages in an action at law and that such a breach shall cause the other Party irreparable injury and damage. By reason thereof, each Party agrees that the other Party shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of the obligations relating to Confidential Information set forth herein.

Article 10
Intellectual Property

10.1Ownership. As between the Parties, and subject to the licenses granted under this Agreement, (a) Eucure is the sole owner of all rights, title and interest in and to the Collaborative Product IP (other than Development IP), (b) Tracon is the sole owner of all rights, title and interest in and to the Tracon IP, (c) Eucure and Tracon shall jointly own all rights, title and interest in and to the Development IP and Development Data. Upon generation of Development Data or the conception or reduction to practice of any Development IP by a Party, such Party shall promptly notify the other Party thereof. Each of Tracon and Eucure agree and hereby irrevocably transfer and assign to the other sufficient rights to vest joint ownership in the Development Data and Development IP. Each Party shall perform and, if necessary, obligate its personnel to perform any and all other reasonable acts necessary to assist the other Party in obtaining, maintaining,

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implementing, securing and perfecting such any and all rights hereof, including but not limited to executing the necessary documents by such Party and/or its personnel.

10.2Prosecution and Maintenance.

(a)Collaborative Product IP. Eucure shall be solely responsible for, and shall have the sole rights in relation to, the preparation, filing, prosecution and maintenance of any Patents and other intellectual property rights within the Collaborative Product IP (other than Development IP), at its sole cost and expense.

(b)Development IP. The Parties shall collaborate with respect to the prosecution and maintenance of any Patents within the Development IP. The prosecuting Party shall inform the non-prosecuting Party as to the material correspondence received from the applicable patent office in the course of prosecution and maintenance of any Patents within the Development IP reasonably prior to any deadline or action with any patent office, shall furnish to the non-prosecuting Party copies of the draft responses reasonably in advance of such deadline, and shall reasonably take into account the non-prosecuting Party’s comments. The prosecuting Party shall keep the non-prosecuting Party reasonably informed of progress with regard to the prosecution and maintenance of any Patents within the Development IP and shall provide to the non-prosecuting Party copies of all material patent office submissions within a reasonable amount of time following submission thereof by the prosecuting Party. In the event that the prosecuting Party desires to abandon or cease the prosecution or maintenance of any Patents within the Development IP in any country in the Territory, or decides not to file any Patents within the Development IP in any country in the Territory, the prosecuting Party shall provide reasonable prior written notice to the non-prosecuting Party of such intention to abandon or not to file (which notice shall, to the extent possible, be given no later than [***] prior to the next deadline for any action that must be taken with respect to any such Patent within the Development IP in the relevant patent office). In such case, upon written notice to the prosecuting Party from the non-prosecuting Party, the non-prosecuting Party may elect to file or continue the prosecution and maintenance of any such Patent in the applicable country, at its sole cost and expense and by counsel of its own choice.

(c)Cooperation of the Parties. Each Party agrees to cooperate fully in the prosecution and maintenance of the Patents within the Development IP pursuant to Section 10.2(b). The non-prosecuting Party shall provide reasonable cooperation in the prosecution and maintenance of such Patents at the prosecuting Patent’s sole cost and expense, including but not limited to: (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as to enable the prosecuting Party to apply for and to prosecute patent applications in any country as permitted by Section 10.2(b), and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may materially adversely affect the prosecution and maintenance of any such patent applications.

10.3Defense of Third Party Claims. In the event that any Third Party asserts that the Commercialization of Collaborative Product in the Collaborative Territory infringes any Third

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Party intellectual property rights, the Party first having notice of the assertion shall promptly notify the other Party and the Parties promptly meet to consider the claim or assertion and the appropriate course of action, including entering into an “identity of interest agreement” wherein such Parties agree to their shared mutual interest in the outcome of such potential dispute, as appropriate. The Parties shall discuss and agree on how best to mitigate or control the defense of any such claim or assertion; provided that, if either Party or any of its Affiliates have been individually named as a defendant in such claim or assertion, the other Party shall be allowed to join in such action, at its own expense. The Parties shall keep each other informed of the status of and of their respective activities regarding any claim or assertion under this Section 10.3; provided, however, that no settlement or consent judgment or other voluntary final disposition of a suit under this Section 10.3 may be undertaken by a Party without the consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed.

10.4Infringement by Third Parties. In the event either Party becomes aware of any Third Party infringement of the Collaborative Product IP in the Field in the Collaborative Territory (an “Infringement”), such Party shall promptly notify the other Party and the Parties shall confer in good faith regarding strategy for abating such infringement in view of its potential effect upon the Commercialization of Collaborative Products in the Field in the Collaborative Territory. As between the Parties, Tracon shall have the first right to bring an action for infringement of the Collaborative Product IP in the Field in the Collaborative Territory, at its sole cost and expense, and any recovery realized as a result of any such action or proceeding, whether by way of settlement or otherwise, shall first be used to reimburse the Parties for their costs in connection with such enforcement action and the balance shall be treated as Net Sales. Eucure shall have the right (but not the obligation), at its own expense, to participate in any such Infringement action and to be represented in any such suit, proceeding, or action by counsel of its own choice. If Tracon does not elect to bring an enforcement action against such Infringement or does not bring such enforcement action within [***] after receiving notice of such Infringement, Eucure shall have the right but not the responsibility to bring an enforcement action against such Infringement, at its sole cost and expense, and any recovery shall first be used to reimburse the Parties for their costs in connection with such enforcement action and the balance shall retained by Eucure. Each Party shall cooperate at the enforcing Party’s expense with any enforcement action brought against an Infringement and, additionally, shall have the right to participate in such action with its own counsel at its own expense subject to the foregoing right of reimbursement from any recoveries from such action.

Article 11
Term And Termination

11.1Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 11, shall remain in effect until the earlier of (a) the date that the Parties cease Development and Commercialization of all Collaborative Products in the Field in the Collaborative Territory pursuant to this Agreement; or (b) on a country-by-country basis, the expiration of the Royalty Term in such country of the Collaborative Territory (the

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“Term”). In the event the Agreement expires in a country pursuant to this Section 11.1(b), the licenses granted herein shall become non-exclusive, perpetual and fully paid-up in such country.

11.2Termination for Breach. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, such breaching party fails to cure such material breach within sixty (60) days (or twenty-five (25) days with respect to any payment breach) from the date of such notice. Any right to terminate under this Section 11.2, other than with respect to any payment breach, shall be stayed and the cure period tolled in the event that, during any cure period, the Party alleged to have been in material breach shall have initiated dispute resolution in accordance with Article 12 with respect to the alleged breach, which stay and tolling shall continue until such dispute has been resolved in accordance with Article 12.

11.3Termination for Convenience or Good Reason.

(a)Either Party shall have the right to terminate this Agreement upon sixty (60) days advance written notice to the other Party if the terminating Party reasonably determines, based upon additional information that becomes available or an analysis of the existing information at any time, that the medical risk/benefit of Collaborative Product is so unfavorable that it would be incompatible with the welfare of patients to Develop or Commercialize or to continue to Develop or Commercialize Collaborative Product. Prior to any such termination, the terminating Party shall comply with such internal review and management approval processes as it would normally follow in connection with the termination of the development and commercialization of its own products for safety reasons and shall present and discuss the findings of such internal review for approval by the JSC.

(b)If Eucure does not grant prior approval for Tracon’s exercise of the Tracon Option under Section 3.6(c), then Tracon shall have the right, in its discretion, to terminate this Agreement for convenience upon thirty (30) days written notice to Eucure during the ninety (90) days period after Eucure denies approval for the exercise of the Tracon Option; provided, further that if such notice of termination is given within twelve (12) months of the Effective Date, (x) Eucure shall reimburse Tracon for all costs and expenses incurred by Tracon in the course of performing the Development Activities, and (y) notwithstanding the provisions of Sections 11.5(c)(iii) and (iv), Eucure shall bear the cost of the Wind-Down Activities and Eucure shall reimburse Tracon for its costs and expenses incurred to provide all cooperation and assistance requested or required by Eucure pursuant to Section 11.5(c)(iii).

11.4Termination for Bankruptcy. Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party, if the other Party shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of such other Party or of substantially all of its assets, or if such other Party proposes a written agreement of composition or extension of substantially all of its debts, or if such other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within ninety (90) days after the

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filing thereof, or if such other Party shall propose or be a party to any dissolution or liquidation, or if such other Party shall make an assignment of substantially all of its assets for the benefit of creditors.

11.5Effect of Termination.

(a)In the event of any termination of the Agreement other than by Tracon pursuant to Section 11.2 or 11.4, the Collaborative Products License shall terminate.

(b)In the event of a termination of the Agreement by Tracon pursuant to Section 11.2 or 11.4, the Collaborative Products License shall continue in the Field and in the Collaborative Territory, provided that (i) such license shall remain exclusive during the Royalty Term and non-exclusive thereafter; (ii) Tracon shall have the right to have the Collaborative Product manufactured for its Development and Commercialization requirements in the Field and in the Collaborative Territory; and (iii) in addition to those provisions of the Agreement that survive pursuant to Section 11.6, during the Royalty Term, Articles 6, and 10, and Sections 3.1, 3.2, 3.4, 3.7, 4.1(a), 4.1(c), 4.1(e), 4.1(f), 4.4, 4.5, 5.1(except for the second and last sentences thereof), 5.3, 5.4, 7.5, and 7.6, shall additionally survive such termination; (iv) Section 2.1 shall survive solely with respect to the information sharing function of the JSC which shall no longer have a decision-making or approval role; and (v) the Collaborative Product License shall terminate if Tracon materially breaches any provision that so survives (including its obligations to make payment under Article 6) and fails to cure such breach within sixty (60) days after receipt of a notice of such breach from Eucure.

(c)In the event of termination pursuant to Section 11.3, by mutual agreement of the Parties, or by Eucure pursuant to Section 11.2 or 11.4, the following terms shall apply:

(i)Development Data. Tracon shall, within a period of [***] following the effective date of such termination, provide Eucure access to, and transfer to Eucure, all Development Data for Collaborative Product in its possession as of the effective date of such termination.

(ii)Regulatory Filings.  Tracon shall promptly transfer and assign to Eucure all regulatory filings (including Regulatory Approval) for the Collaborative Product in the Field in the Collaborative Territory that are held by Tracon or its Affiliates. Upon Eucure’s request, Tracon shall provide Eucure with reasonable assistance and cooperation regarding any inquiries and correspondence with Regulatory Authorities relating to the Collaborative Product in the Field in the Collaborative Territory.

(iii)Transition to Eucure. Upon Eucure’s request, Tracon shall and shall cause its Affiliate to reasonably cooperate with Eucure to facilitate the orderly transition of the Development (including any ongoing clinical trials) and Commercialization of the Collaborative Product in the Field in the Collaborative Territory to Eucure, including (1) assigning or terminating as appropriate, upon request of Eucure (and subject to any necessary Third Party

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consent), any agreements or arrangements with Third Party vendors (including distributors) to Develop, promote, distribute, sell or otherwise Commercialize the Collaborative Product; (2) to the extent that Tracon or its Affiliate is performing any activities described above in (1), reasonably cooperating with Eucure to transfer such activities to Eucure or its designee, and continuing to perform such activities on Eucure’s behalf for a reasonable time after termination until such transfer is completed.  Eucure shall reimburse Tracon for the cost and expense incurred to provide all such cooperation and assistance requested or required by Eucure pursuant to this Section 11.5(c)(iii), unless the Agreement is terminated by Tracon pursuant to Section 11.3 or by Eucure pursuant to Section 11.2 or 11.4, in which case Tracon shall bear its costs to provide such cooperation and assistance.

(iv)Wind-Down Activities. Tracon, in consultation with Eucure, will promptly wind-down any of Tracon’s ongoing Development and Commercialization activities (including any clinical studies) for Collaborative Product that Eucure does not request transition to Eucure under clause (iii) above in an orderly manner consistent with accepted pharmaceutical industry norms and ethical practices (“Wind-Down Activities”). If the Agreement is terminated pursuant to Section 11.3, the cost and expense of the Wind-Down Activities shall be borne by the terminating Party.  If the Agreement is terminated by the mutual agreement of the Parties, the Parties shall share equally the costs and expenses of the Wind-Down Activities or as otherwise mutually agreed. If the Agreement is terminated by Eucure pursuant to Section 11.2 or 11.4, Tracon shall bear the costs and expenses of the Wind-Down Activities, absent mutual agreement to the contrary.

11.6Survival. Expiration or termination of this Agreement shall not relieve either Party of any obligation or liability accruing prior to such expiration or termination, nor shall expiration or any termination of this Agreement preclude either Party from pursuing all rights and remedies it may have under this Agreement, at law or in equity, with respect to breach of this Agreement. Without limiting the foregoing, the following provisions, including the Parties’ rights and obligations thereunder, shall survive any expiration or termination of this Agreement: Articles 1, 8, 9, 12, and 13 and Sections 3.3, 6.4, 7.7, 10.1, 11.5, and 11.6 and those which, by their nature, are intended to survive.

Article 12
Dispute Resolution

12.1Disputes. The Parties recognize that disputes as to certain matters may from time to time arise during the Term which relate to either Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 12 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

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12.2Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including, without limitation, any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement or any failure of the parties toreach consensus where consensus is required under the Agreement, if the Parties are unable to resolve such dispute within [***] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Chief Executive Officers of the Parties for attempted resolution by good faith negotiations within [***] after such notice is received.

12.3Binding Arbitration.

(a)Claims. If the Chief Executive Officers of the Parties are not able to resolve any disputed matter within [***] and either Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration before a panel of three neutral experts with relevant industry experience, and judgment on the arbitration award may be entered in any court having jurisdiction thereof. The arbitration proceeding shall be administered by the International Court of Arbitration of the International Chamber of Commerce (the “ICC”) in accordance with its then existing arbitration rules or procedures regarding commercial or business disputes, and the panel of arbitrators shall be selected in accordance with such rules. The arbitration and all associated discovery proceedings and communications shall be conducted in English, and the arbitration shall be held in New York, NY. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of arbitration without the prior written consent of both Parties.

(b)Arbitrators’ Award. The arbitrators shall, within [***] after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrators shall not be authorized to award any damages expressly excluded pursuant to Section 8.4. The decision or award rendered by the arbitrators shall be final and non-appealable, and judgment may be entered upon it in any court of competent jurisdiction. Either Party may apply for interim injunctive relief with the arbitrators until the arbitration award is rendered or the controversy is otherwise resolved.

(c)Costs. Each Party shall bear its own attorney’s fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrators; provided, however, that the arbitrators shall be authorized to determine whether a Party is the prevailing party, and if so, to award to that prevailing party reimbursement for any or all of its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), or the fees and costs of the tribunal and the arbitrators.

(d)Court Actions. Nothing contained in this Agreement shall deny either Party the right to seek, upon good cause, injunctive or other equitable relief from a court of competent jurisdiction in the context of an emergency or prospective irreparable harm, and such an action

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may be filed and maintained notwithstanding any ongoing dispute resolution discussions or arbitration proceedings.

Article 13
Miscellaneous

13.1Entire Agreement; Amendment. This Agreement, including the Exhibits attached hereto, sets forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes, as of the Effective Date, all prior agreements and understandings between the Parties with respect to the subject matter hereof. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the Parties unless reduced to writing and signed by an authorized officer of each Party.

13.2Force Majeure. Each Party shall be excused from the performance of its obligations under this Agreement, other than obligations to make payments when due, to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues, the nonperforming Party takes reasonable efforts to remove the condition and provided that the nonperforming Party has not caused such condition to occur. For purposes of this Agreement, force majeure shall include conditions beyond the reasonable control of the nonperforming Party, including without limitation, an act of God or terrorism, involuntary compliance with any regulation, law or order of any government, war, civil commotion, epidemic or pandemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe. If a force majeure persists for more than [***], then the Parties will discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

13.3Bankruptcy Code. All licenses and rights granted under this Agreement will be deemed licenses of rights to intellectual property for purposes of Section 365(n) of the United States Bankruptcy Code or any analogous provisions in any other country or jurisdiction and a licensee or sublicensee under this Agreement will retain and may fully exercise all of its rights and elections under the United States Bankruptcy Code or any analogous provisions in any other country or jurisdiction.

13.4Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by reputable overnight courier or facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at the address specified below or such other address as may be specified by such Party in writing in accordance with this Article 13. Notice shall be deemed to have been sufficiently given for all purposes upon the earliest

45.

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of (a) the date of actual receipt, if hand-delivered, or sent by facsimile with electronic confirmation of receipt, or a reputable courier service, or (b) [***] after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Tracon:	TRACON Pharmaceuticals, Inc.

4350 La Jolla Village Dr., Suite 800

San Diego, CA 92121 USA

Attention: Chief Business Officer

Fax: +1 858-550-078

with a copy to:	Pillsbury Winthrop Shaw Pittman LLP 12255 El Camino Real, Suite 300

San Diego, CA 92130

United States
Attn:Richard L. Blaylock

Email:  not permitted

If to Eucure:	Eucure (Beijing) Biopharma Co., Ltd. 23F, Tower 3, China Central Place, No.77, Jian Guo Road Chaoyang District, Beijing, China

                                             Attention： Dr. Chaoshe Guo,  VP of Business Development

                                             Email: [***]

with a copy to:	Cooley LLP 4401 Eastgate Mall, San Diego, CA 92121, United States Attn:James Lu Email: [***]

13.5No Strict Construction; Headings. This Agreement has been prepared jointly and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section.

13.6Assignment. Neither Party may assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other, except that a Party may make such an assignment without the other Party’s consent to an Affiliate or to a successor to substantially all of the business of such Party (whether by merger, sale of stock, sale of assets or other transaction) or as expressly permitted herein. Any permitted successor or assignee of rights or obligations hereunder shall, in writing to the other Party, expressly assume performance of such rights or obligations. Any permitted assignment shall be binding on the successors of the assigning Party. Any assignment or attempted assignment by either Party in violation of the foregoing shall be null, void and of no legal effect.

46.

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13.7Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

13.8No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it, except as expressly provided with respect to the Eucure Indemnitees and the Tracon Indemnitees.

13.9Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

13.10No Waiver. Any delay in enforcing a Party’s rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party’s rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

13.11Independent Contractors. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give either Party the power or authority to act for, bind, or commit the other Party in any way. Nothing herein shall be construed to create the relationship of partners, principal and agent, or joint-venture partners between the Parties.

13.12Interpretations. In this Agreement, unless otherwise specified:

(a)“includes” and “including” shall mean respectively includes and including without limitation;

(b)the word “or” means “and/or” unless the context dictates otherwise because the subject of the conjunction is mutually exclusive;

(c)words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(d)words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear;

(e)all references to days, quarters and years in this Agreement shall mean calendar days, quarters and years, respectively, unless otherwise specified; and

(f)the Exhibits attached hereto form part of the operative provision of this Agreement and references to this Agreement shall include references to such Exhibits.

47.

13.13English Language. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement. To the extent this Agreement requires a Party to provide to the other Party information, correspondence, notice or other documentation, such Party shall provide such information, correspondence, notice or other documentation in the English language and also a copy of the original of such information, correspondence, notice or other documentation if such original is not in the English language.

13.14Governing Law. This Agreement and all disputes arising out of or related to this Agreement or any breach hereof shall be governed by and construed under the laws of State of New York, U.S., without giving effect to any choice of law principles that would require the application of the laws of a different jurisdiction.

13.15Guaranty. To induce Tracon to enter into this agreement, Parent hereby absolutely, unconditionally and irrevocably guarantees to Tracon the due and punctual observance, performance and discharge of the obligations of Eucure (payment and otherwise) under this Agreement. The provisions of Section 12 and 13 shall apply mutatis mutandis to this guarantee by Parent as if Parent were a Party.

13.16Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

48.

Confidential

In Witness Whereof, the Parties have executed this Collaborative Development and Commercialization Agreement in triplicate originals by their duly authorized officers as of the Effective Date.

Tracon Pharmaceuticals, Inc. By: /s/ Charles Theuer, M.D. Ph.D. Name: CHARLES THEUER, M.D. Ph.D. Title: President and CEO

Eucure (Beijing) Biopharma Co., Ltd

By:  /s/ Yuelei Shen

Name:  Yuelei Shen

Title:  President and CEO

With respect to Section 13.15:

Biocytogen Pharmaceuticals (Beijing) Co., Ltd

By:  /s/ Yuelei Shen

Name:  Yuelei Shen

Title:   President and CEO

Exhibit A

Patents describing Antibody

[***]

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

Exhibit B

Clinical Supply and Quality Agreement Terms

[***]

[***] = CERTAIN CONFIDENTIAL INFORMATION OMITTED

Exhibit C

[Press Release]

TRACON Pharmaceuticals and Eucure Biopharma, a Subsidiary of Biocytogen, Announce Partnership for Development of Clinical Stage CTLA-4 Antibody YH001

YH001 is a potential best-in-class CTLA-4 antibody with enhanced ADCC and CDC effector functions

YH001 is currently being dosed in multiple Phase 1 oncology trials sponsored by Eucure Biopharma in Australia and China

TRACON intends to initiate a Phase 1 trial of YH001 in combination with envafolimab in soft tissue sarcoma as well as to study YH001 in multiple other selected tumor types

San Diego, CA – October 11, 2021 – TRACON Pharmaceuticals (NASDAQ: TCON), a clinical stage biopharmaceutical company focused on the development and commercialization of novel targeted cancer therapeutics and utilizing a cost efficient, CRO-independent product development platform to partner with ex-U.S. companies to develop and commercialize innovative products in the U.S., announced today that it has entered into a collaborative partnership agreement with Eucure Biopharma, a subsidiary of Biocytogen Pharmaceuticals (Beijing) Co., Ltd. (Biocytogen), and a China-based clinical stage biopharmaceutical company primarily focused on the research and development of biologics, for the development of YH001, a CTLA-4 antibody with enhanced ADCC and CDC effector functions, for development in multiple oncology indications, including soft tissue sarcoma, in North America.

Under the terms of the agreement, TRACON will be responsible for the clinical development and commercialization of YH001 in multiple oncology indications in North America, with the majority of the development activities expected to occur in the U.S. TRACON will bear the costs of clinical trials and Eucure Biopharma will supply YH001. TRACON will be responsible for commercializing YH001 in multiple oncology indications in North America and will owe Eucure Biopharma escalating double digit royalties on net sales.

YH001 was developed to potently inhibit CTLA-4 binding to the CD80/CD86 receptors and deplete regulatory T cells through enhanced ADCC and CDC effector functions. YH001 demonstrated superior activity in vitro and in transgenic syngeneic tumor models compared to ipilimumab (Yervoy®), both as a single agent and when combined with a PD-(L)1 antibody.

“We are focused on advancing a dual checkpoint inhibitor strategy focused on the PD-(L)1 and CTLA-4 pathways, that we expect to leverage in sarcoma by combining YH001 with envafolimab, our novel, single-domain PD-L1 antibody, in sarcoma. Going forward, we intend to use YH001 rather than Yervoy in our future dual checkpoint inhibition trials in sarcoma, which we anticipate will result in meaningful cost savings from not needing to purchase Yervoy at retail prices.” said Charles Theuer, M.D., Ph.D., President and CEO of TRACON. “Moreover, we expect to study YH001 in other solid tumors in combination with PD-(L)1 antibodies, including in patients who have progressed on prior PD-(L)1 treatment.”

“We believe that this collaboration with TRACON has potential to provide cancer patients in the United States with  a best-in-class CTLA-4 checkpoint inhibitor. YH001 was optimized using Biocytogen’s discovery labs and proprietary transgenic mouse models to inhibit CTLA-4 binding and to deplete regulatory cells.

In our ongoing Phase 1 clinical trials, YH001 has been tolerable as a single agent and in combination with the PD-1 antibody toripalimab,” said Dr. Yuelei Shen, CEO of Biocytogen and Eucure Biopharma.

About YH001

YH001 is an IgG1 antibody against CTLA-4 that has shown enhanced antibody dependent cellular cytotoxicity (ADCC) and complement dependent cytotoxicity (CDC) in vitro. In preclinical studies YH001 demonstrated superior T cell activation and superior tumor growth inhibition activity compared to ipilimumab. YH001 also demonstrated superior activity compared to ipilimumab in human transgenic mouse tumor models when combined with a PD-(L)1 antibody. In these models, single agent YH001 depleted regulatory T cells and increased CD8+ T cells in tumor tissue. YH001 is being dosed as a single agent in a Phase 1 trial in China (NCT04699929) and in combination with the PD-1 antibody toripalimab in a Phase 1 trial in Australia (NCT04357756). In July 2021, the U.S. Food and Drug Administration (FDA) approved the Investigational New Drug application to initiate multiple phase II clinical trials for YH001 in the United States.

About Envafolimab

Envafolimab (KN035), a novel, single-domain antibody against PD-L1, is the first subcutaneously injected PD-(L)1 inhibitor to be studied in pivotal trials. Envafolimab is currently being studied in the ENVASARC Phase 2 pivotal trial in the U.S. sponsored by TRACON, as well as in a Phase 2 pivotal trial as a single agent in MSI-H/dMMR advanced solid tumor patients and a Phase 3 pivotal trial in combination with gemcitabine and oxaliplatin in advanced biliary tract cancer patients in China sponsored by TRACON’s corporate partners, Alphamab Oncology and 3D Medicines. Alphamab Oncology and 3D Medicines submitted an NDA to the NMPA in China for envafolimab in MSI-H/dMMR cancer that was accepted for review in December 2020 and granted priority review in January 2021. In the Phase 2 MSI-H/dMMR advanced solid tumor trial, the confirmed objective response rate (ORR) by blinded independent central review in MSI-H/dMMR colorectal cancer (CRC) patients treated with envafolimab who failed a fluoropyrimidine, oxaliplatin and irinotecan was 32%, which was similar to the 28% confirmed ORR reported in the Opdivo package insert in MSI-H/dMMR CRC patients who failed a fluoropyrimidine, oxaliplatin, and irinotecan and the 33% confirmed ORR reported for Keytruda in MSI-H/dMMR CRC patients who failed a fluoropyrimidine, oxaliplatin and irinotecan in cohort A of KEYNOTE-164.

About TRACON

TRACON develops targeted therapies for cancer utilizing a capital efficient, CRO independent, product development platform. The Company’s clinical-stage pipeline includes: Envafolimab, a PD-L1 single-domain antibody given by rapid subcutaneous injection that is being studied in the pivotal ENVASARC trial for sarcoma; TRC102, a Phase 2 small molecule drug candidate for the treatment of lung cancer; and TJ004309, a CD73 antibody in Phase 1 development for the treatment of advanced solid tumors. TRACON is actively seeking additional corporate partnerships whereby it leads U.S. regulatory and clinical development and shares in the cost and risk of clinical development and leads U.S. commercialization. In these partnerships TRACON believes it can serve as a solution for companies without clinical and commercial capabilities in the U.S. To learn more about TRACON and its product pipeline, visit TRACON's website at www.traconpharma.com.

About Eucure Biopharma

Eucure Biopharma, a subsidiary of Biocytogen, is a China based innovative biotechnology company with global vision, specializing in developing innovative antibody drugs with independent intellectual property rights. Relying on a strong clinical development team with extensive experience, the company has established a product pipeline for more than 10 targets. At present, three products have received clinical trial approvals in the US and China including that two products have obtained the phase II clinical approval from the FDA and have initiated the global phase II clinical trial, two products have entered the phase I clinical trial in China, four products have entered Phase I clinical stages in Australia. These lay a solid foundation for the development of Eucure Biopharma. As a wholly owned subsidiary of Biocytogen, Eucure Biopharma is focused on clinical development. Biocytogen is an international biotechnology company driven by innovative technology and committed to becoming the global birthplace of new drugs, with a mission to focus on technological innovation, continuously produce new drugs, and safeguard human health. For more information, please visit www.eucure.com.

About Biocytogen

Biocytogen Pharmaceuticals (Beijing) Co., Ltd. is a global biotech company that drives the research and development of new drugs with innovative technologies. The company is committed to becoming a global headstream of new drugs and bringing the benefits to patients around the world as its mission. Based on the fully human antibody RenMabTM and RenLiteTM mice for fully human antibodies production with robust humoral responses, highly diverse antibody repertoire and superior affinity, Biocytogen has integrated its platforms in single-cell antibody discovery, gene editing, large-scale animal model supply, and screening to form a new approach to streamline the entire drug development process. Biocytogen actively promotes the independent and cooperative development of new drugs. For more, please visit http://en.biocytogen.com.cn/

Forward-Looking Statements

Statements made in this press release regarding matters that are not historical facts are “forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward‐looking statements. Such statements include, but are not limited to, statements regarding TRACON's and Eucure’s plans to further develop YH001, potential benefits of the collaboration between TRACON and Eucure, expectations regarding the timing, design and scope of clinical trials, potential payments and activities under the collaboration with Eucure, expected development milestones, and potential benefits of YH001 and TRACON’s product candidates. Risks that could cause actual results to differ from those expressed in these forward‐looking statements include: risks associated with clinical development; whether TRACON or others will be able to complete or initiate clinical trials on TRACON’s expected timelines, if at all; the impact of the COVID-19 pandemic; the fact that future preclinical studies and clinical trials may not be successful or otherwise consistent with results from prior studies; the fact that the collaboration agreement with Eucure Biopharma is subject to early termination; potential changes in regulatory requirements in the United States and foreign countries;

TRACON’s reliance on third parties for the development of its product candidates, including the conduct of its clinical trials and manufacture of its product candidates; whether TRACON will be able to obtain additional financing; and other risks described in TRACON’s filings with the Securities and Exchange Commission under the heading “Risk Factors”. All forward‐looking statements contained in this press release speak only as of the date on which they were made and are based on management’s assumptions and estimates as of such date. TRACON undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

TRACON Contacts:

Company Contact:	Investor Contact:
Mark Wiggins	Brian Ritchie
Chief Business Officer	LifeSci Advisors LLC
(858) 251-3492	(212) 915-2578
mwiggins@traconpharma.com	britchie@lifesciadvisors.com

Biocytogen and Eucure Biopharma Contacts:

Company Contact:	Investor Contact:
Chaoshe Guo	Yongliang Wang
Vice President, Business Development and Licensing	Deputy General Manager
Biocytogen Pharmaceuticals (Beijing) Co., Ltd.	Biocytogen Pharmaceuticals (Beijing) Co., Ltd.
Chaoshe.guo@bbctg.com.cn	Yongliang.wang@bbctg.com.cn

Schedule 3.6(a)

Pre-approved Substitute Indications

bladder cancer

endometrial cancer

melanoma

Schedule 4.1(a)

Development Plan

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